Exhibit 2(a)(v)

THE GABELLI EQUITY TRUST INC.

ARTICLES SUPPLEMENTARY
CREATING AND FIXING THE RIGHTS OF
SERIES E AUCTION RATE PREFERRED STOCK

The Gabelli Equity Trust Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on May 14, 2003, pursuant to authority expressly vested in it by Article V of the Charter of the Corporation, adopted resolutions authorizing the issuance and designation of up to 6,006,000 shares of preferred stock as a new series of fixed rate preferred and one or more series of auction rate preferred stock at such times as the Pricing Committee should determine.

SECOND: The Pricing Committee, at a meeting duly convened and held on October 2, 2003, pursuant to authority granted it by the Board of Directors of the Corporation at its May 14, 2003 meeting, approved the designation and issuance by the Corporation of 2,000 shares of Series E Auction Rate Cumulative Preferred Stock.

THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Series E Auction Rate Preferred Stock, par value $.001 per share, as set by the Board of Directors are as follows:

DESIGNATION

Series E Preferred Stock: A series of 2,000 shares of preferred stock, par value $0.001 per share, is hereby designated “Series E Auction Rate Preferred Stock” (the “Series E Preferred Stock”). Each share of Series E Preferred Stock may be issued on a date to be determined by the Board of Directors of the Corporation; have an initial dividend rate per annum, an initial Dividend Period and an initial Dividend Payment Date as shall be determined in advance of the issuance thereof by the Board of Directors of the Corporation; and have such other preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Charter applicable to Preferred Stock of the Corporation, as are set forth in these Articles Supplementary. The Series E Preferred Stock shall constitute a separate series of Preferred Stock.

As used in these Articles Supplementary, unless the context requires otherwise, each capitalized term shall have the meaning ascribed to it in paragraph 13 of Article I and paragraph 1 of Article II of these Articles Supplementary. Paragraph references that do not reference a specific Article shall refer to the Article in which the reference occurs, unless the context requires otherwise.

Article I:

Series E Preferred Stock Terms

1. Number of Shares; Ranking.

(a) The initial number of authorized shares constituting the Series E Preferred Stock to be issued is 2,000. No fractional shares of Series E Preferred Stock shall be issued.

(b) Shares of Series E Preferred Stock which at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, have the status of authorized but unissued shares of Preferred Stock.

(c) The Series E Preferred Stock shall rank on a parity with any other series of Preferred Stock as to the payment of dividends and liquidation preference to which such stock is entitled.

(d) No Holder of Series E Preferred Stock shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any shares of any Preferred Stock or Common Stock or other securities of the Corporation which it may hereafter issue or sell.

2. Dividends.

(a) The Holders of Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends on their shares of Series E Preferred Stock at the dividend rate determined by the Board of Directors in the manner described under “Designation” above during the period from and after the date on which such shares are originally issued up to and including the last day of the initial Dividend Period and, thereafter, at the rate, determined as set forth in paragraph 2(c), and no more, payable on the respective dates determined as set forth in paragraph 2(b). Dividends on the Outstanding shares of Series E Preferred Stock shall accumulate from the date on which such shares are originally issued.

(i) Dividends shall be payable when, as and if declared by the Board of Directors following the initial Dividend Payment Date, subject to paragraph 2(b)(ii), on the Series E Preferred Stock as follows:

(A) with respect to any Dividend Period of one year or less, on the first Business Day following the last day of such Dividend Period; provided, however, if the Dividend Period is more than 91 days then on the 91st, 181st and 271st days within such period, if applicable, and on the first Business Day following the last day of such Dividend Period; and

(B) with respect to any Dividend Period of more than one year, on a quarterly basis on each March 26th, June 26th, September 26th and December 26th within such Dividend Period and on the first Business Day following the last day of such Dividend Period.

(ii) If a day for payment of dividends resulting from the application of paragraph 2(b)(i) above is not a Business Day, then the Dividend Payment Date shall be the first Business Day following such day for payment of dividends.

(iii) The Corporation shall pay to the Paying Agent not later than 12:00 noon, New York City time, on the Business Day immediately preceding each Dividend Payment Date for Series E Preferred Stock, an aggregate amount of immediately available funds equal to the dividends to be paid to all Holders of such Series E Preferred Stock on such Dividend Payment Date. The Corporation shall not be required to establish any reserves for the payment of dividends.

(iv) All moneys paid to the Paying Agent for the payment of dividends shall be held in trust for the payment of such dividends by the Paying Agent for the benefit of the Holders specified in paragraph 2(b)(v). Unless instructed by the Corporation in writing the Paying Agent will hold such moneys uninvested. Any moneys paid to the Paying Agent in accordance with the foregoing but not applied by the Paying Agent to the payment of dividends, including interest earned, if any, on such moneys, will, to the extent permitted by law, be repaid to the Corporation at the end of 90 days from the date on which such moneys were to have been so applied.

(v) Each dividend on Series E Preferred Stock shall be paid on the Dividend Payment Date therefor to the Holders of Series E Preferred Stock as their names appear on the stock ledger or stock records of the Corporation on the Business Day immediately preceding such Dividend Payment Date; provided, however, that if dividends are in arrears, they may be declared and paid at any time to Holders as their names appear on the stock ledger or stock records of the Corporation on such date not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Directors. No interest will be payable in respect of any dividend payment or payments which may be in arrears.

(vi) For each Dividend Period after the initial Dividend Period for the Outstanding shares of Series E Preferred Stock, the dividend rate shall be equal to the rate (stated as a rate per annum) that results from an Auction (but the rate set at the Auction will not exceed the Maximum Rate); provided, however, that if an Auction for any subsequent Dividend Period of Series E Preferred Stock is not held for any reason

(other than as provided in the immediately following sentence) or if Sufficient Clearing Bids have not been made in an Auction (other than as a result of all shares of Series E Preferred Stock being the subject of Submitted Hold Orders), then the dividend rate on each Outstanding share of Series E Preferred Stock for any such Dividend Period shall be the Maximum Rate, except as provided in 2(c)(ii) below. If an Auction is not held because an unforeseen event or unforeseen events cause a day that otherwise would have been an Auction Date not to be a Business Day, then the length of the then-current Dividend Period shall be extended by seven days (or a multiple thereof if necessary because of such unforeseen event or events), the Applicable Rate for such period shall be the Applicable Rate for the Dividend Period so extended and the Dividend Payment Date for such Dividend Period shall be the first Business Day immediately succeeding the end of such period.

(vii) Subject to the cure provisions in paragraph 2(c)(iii) below, a Default Period with respect to the Outstanding shares of Series E Preferred Stock will commence if the Corporation fails to deposit irrevocably in trust in same-day funds, with the Paying Agent by 12:00 noon, New York City time on the Business Day immediately preceding the relevant Dividend Payment Date, the full amount of any declared dividend on the Outstanding shares of Series E Preferred Stock then payable on that Dividend Payment Date (a “Dividend Default”).

Subject to the cure provisions of paragraph 2(c)(iii) below, a Default Period with respect to a Dividend Default or a Redemption Default shall end on the Business Day on which, by 12:00 noon, New York City time, all unpaid dividends and any unpaid Redemption Price in respect of such shares of Series E Preferred Stock shall have been deposited irrevocably in trust in same-day funds with the Paying Agent. In the case of a Default Period, the following shall apply:

A. Each Dividend Period that commences during a Default Period will be a Standard Dividend Period.

B. The dividend rate for each Dividend Period that commences and concludes during a Default Period will be equal to the Default Rate.

C. In the event a Holder sells Series E Preferred Stock at an Auction that takes place on the day a Dividend Default occurs and the Default is not cured in accordance with paragraph 2(c)(iii) below, such former Holder shall be entitled to receive the Default Rate with respect to the shares of Series E Preferred Stock such Holder sold at the Auction for the Dividend Period with respect to which the Default occurred.

D. In the event a Dividend Period commences during a Default Period and such Dividend Period continues after such Default Period has ended (a) the dividend rate for the portion of such Dividend Period that occurs during the Default Period will be the Default Rate and (b) the dividend rate for the portion of such Dividend Period that falls outside the Default Period will be (i) the Applicable Rate, in the case of the first Dividend Period following a Default, or (ii) the Maximum Rate, in the case of any other Dividend Period commencing during a Default Period.

E. The commencement of a Default Period will not by itself cause the commencement of a new Dividend Period.

F. No Auction will be held during an applicable Default Period; provided, however, that if a Default Period shall end prior to the end of a Standard Dividend Period that had commenced during such Default Period, an Auction will be held on the last day of such Standard Dividend Period.

(viii) No Default Period with respect to a Dividend Default or Redemption Default shall be deemed to have commenced, unless such default is due solely to the willful failure of the Corporation, if the amount of any dividend or any Redemption Price due is deposited irrevocably in trust in same-day funds with the Paying Agent by 12:00 noon, New York City time within three Business Days after the applicable Dividend Payment Date or Redemption Date, together with an amount in respect of such shares of Series E Preferred Stock equal to the Default Rate applied to the amount of such non-payment based on the actual number of days that would otherwise have comprised the Default Period divided by 360. The “Default Rate” shall be equal to the Reference Rate multiplied by three (3).

(ix) The amount of dividends per share of Series E Preferred Stock payable (if declared) on each Dividend Payment Date of each Dividend Period of less than one year (or in respect of dividends on another date in connection with a redemption during such Dividend Period) shall be computed by multiplying the relevant Applicable Rate, Default Rate or Maximum Rate, as the case may be, for such Dividend Period (or a portion thereof) by a fraction, the numerator of which will be the number of days in such Dividend Period (or portion thereof) that such share of Series E Preferred Stock was Outstanding and for which the Applicable Rate, Maximum Rate or the Default Rate was applicable (but in no event shall the numerator exceed 360) and the denominator of which will be 360, multiplying the amount so obtained by $25,000, and rounding the amount so obtained to the nearest cent. During any Dividend Period of one year or more, the amount of dividends per share of Series E Preferred Stock payable on any Dividend Payment Date (or in respect of dividends on another date in connection with a redemption during such Dividend Period) will be computed as described in the preceding sentence except that the numerator, with respect to any full twelve month period, will be 360.

(b) Any dividend payment made on shares of Series E Preferred Stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to such shares.

(c) For so long as shares of the Series E Preferred Stock are Outstanding, except as otherwise contemplated by Article I of these Articles Supplementary, the Corporation shall not pay any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other stock, if any, ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) with respect to Common Stock or any other capital stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Stock or other capital stock ranking junior to the Series E Preferred Stock (except by conversion into or exchange for shares of the Corporation ranking junior to the Series E Preferred Stock as to dividends and upon liquidation), unless, in each case, (i) immediately after such transaction, the Corporation would have Eligible Assets with an aggregate Discounted Value at least equal to the Basic Maintenance Amount and Asset Coverage would be achieved, (ii) all cumulative and unpaid dividends due on or prior to the date of the transaction have been declared and paid in full with respect to the Corporation’s Preferred Stock, including the Series E Preferred Stock (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Paying Agent) and (iii) the Corporation has redeemed the full number of shares of Preferred Stock to be redeemed mandatorily pursuant to any provision for mandatory redemption contained herein, including, without limitation, any such provision contained in paragraph 3(a)(ii).

(d) No full dividends shall be declared or paid on the Series E Preferred Stock for any Dividend Period or part thereof, unless full cumulative dividends due through the most recent Dividend Payment Dates therefor for all Outstanding series of Preferred Stock of the Corporation ranking on a parity with the Series E Preferred Stock as to the payment of dividends have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends due have not been paid on all Outstanding shares of such Preferred Stock, any dividends being paid on such shares of Preferred Stock (including the Series E Preferred Stock) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends accumulated but unpaid on each such series of Preferred Stock then Outstanding on the relevant Dividend Payment Date.

3. Redemption.

(i) Optional Redemption.  After the initial Dividend Period, subject to any Non-Call Period and the provisions of this paragraph 3 and to the extent permitted under the 1940 Act and Maryland law, the Corporation may, at its option, redeem in whole or in part out of funds legally available therefor, shares of Series E Preferred Stock by delivering a notice of redemption not less than 7 calendar days and not more than 40 calendar days prior to the Redemption Date at the applicable Redemption Price. Notwithstanding the foregoing, the Corporation shall not give a notice of any redemption pursuant to this paragraph 3(a)(i) unless, on the date on which the Corporation gives such notice (x) the Corporation reasonably believes that, assuming the fulfillment of any conditions precedent specified in such notice, it will be able to deposit with the Paying Agent when due Deposit Assets with maturity or tender dates not later than the day preceding the applicable Redemption Date and having a value not less than the Redemption Price due to Holders of the Series E Preferred Stock to be redeemed on the Redemption Date and (y) the Corporation would have Eligible Assets with an aggregate Discounted Value at least equal to the Basic Maintenance Amount and Asset Coverage immediately subsequent to such redemption, if such redemption were to occur on such date, it being understood that the provisions of paragraph 3(d) shall be applicable in such circumstances in the event the Corporation makes the deposit and takes the other action required thereby.

(ii) Mandatory Redemption.  So long as shares of Series E Preferred Stock are Outstanding, if the Corporation fails (A) as of any Valuation Date to meet the Basic Maintenance Test and such failure is not cured by the Basic Maintenance Amount Cure Date or (B) as of any Quarterly Valuation Date to meet Asset Coverage and such failure is not cured by the Series E Asset Coverage Cure Date or (C) as of any valuation or measuring date applicable to any other series of Preferred Stock to meet any applicable maintenance amount test and such failure is not cured by the relevant cure date (any such cure date, together with any Basic Maintenance Amount Cure Date or Series E Asset Coverage Cure Date, a “Cure Date”), Preferred Stock, which at the Corporation’s determination may include Series E Preferred Stock, will be subject to mandatory redemption out of funds legally available therefor. The series and number of shares of Preferred Stock to be redeemed in such circumstances will be determined by the Corporation, subject to the limitations of the 1940 Act and Maryland law, from among all series of Preferred Stock then Outstanding and may include any proportion of Series E Preferred Stock or any other series of Preferred Stock. The amount of Preferred Stock to be mandatorily redeemed under such circumstances shall, in the aggregate, equal the lesser of (1) the minimum amount of Preferred Stock (including the Series E Preferred Stock if so determined by the Corporation) the redemption of which, if deemed to have occurred immediately prior to the opening of business on the relevant Cure Date, would result in the Corporation meeting, as the case may be, the Basic Maintenance Test, Asset Coverage and any other then applicable maintenance amount test, in each case as of the relevant Cure Date (provided that, if there is no such minimum amount of Preferred Stock the redemption of which would have such result, all Series E Preferred Stock then Outstanding will be redeemed), and (2) the maximum amount of Preferred Stock that can be redeemed out of funds expected to be available therefor on the Mandatory Redemption Date at the applicable Redemption Price; provided, that in the event that Preferred Stock is redeemed mandatorily pursuant to this paragraph 3, the Corporation may, but is not required to, redeem a sufficient amount of additional shares of Series E Preferred Stock, which when aggregated with other shares of Preferred Stock redeemed by the Corporation, permits the Corporation to have (x) Eligible Assets with Adjusted Value with respect to the Preferred Stock remaining Outstanding of as great as 110% of the Basic Maintenance Amount and (y) Asset Coverage with respect to the Preferred Stock remaining Outstanding of as much as 220%.

(iii) Subject to the Articles Supplementary establishing each series of Preferred Stock and the 1940 Act, the Corporation may determine the shares and series of Preferred Stock to be redeemed in accordance with the paragraph 3(a)(ii) above, subject to the further provisions of this paragraph 3(a)(iii). The Corporation shall effect any mandatory redemption of Series E Preferred Stock relating to: (A) a failure to meet the Basic Maintenance Test or a failure to meet Asset Coverage, no later than eight days following such Cure Date, provided, that if such eighth day is not a Business Day, such redemption will occur not later than the close of business on the next Business Day or (B) a failure to meet any other then applicable maintenance amount test in accordance with the requirements of such test (in each case the date specified for such redemption being, the “Mandatory Redemption Date”), except that if the Corporation does not have funds legally available for the redemption of, or is not otherwise legally permitted to redeem, the amount of Preferred Stock which would be mandatorily redeemed by the Corporation under subparagraph 3(a)(ii) if sufficient funds were available, or the Corporation otherwise is unable to effect such redemption on or prior to the applicable Mandatory Redemption Date, the Corporation shall redeem on such redemption date the number of shares of Series E Preferred Stock and other Preferred Stock with respect to which it has given notice of redemption as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of Redemption Price from each holder whose shares are to be redeemed and the remainder of the Series E Preferred Stock and other Preferred Stock which it was unable to redeem on the earliest practicable date on which the Corporation will have such funds available upon notice, in the case of Series E Preferred Stock pursuant to paragraph 3(b) to Holders of shares of Series E Preferred Stock to be redeemed. The Corporation will deposit with the Paying Agent funds sufficient to redeem the specified number of shares of Series E Preferred Stock subject to a redemption under this paragraph 3(a) by 12:00 noon, New York City time, of the Business Day immediately preceding the redemption date. If fewer than all of the Outstanding shares of Series E Preferred Stock are to be redeemed, the number of shares of Series E Preferred Stock to be redeemed shall be redeemed pro rata from the Holders of such shares in proportion to the number of shares of Series E Preferred Stock held by such Holders, by lot or by such other method as the Corporation shall deem fair and equitable, subject, however, to the terms of any applicable Specific Redemption Provisions.

(b) In the event of a redemption of Series E Preferred Stock pursuant to paragraph 3(a) above, the Corporation will have filed or will file a notice of its intention to redeem with the Commission, in either case so as to provide at least the minimum notice required under Rule 23c-2 under the 1940 Act or any successor provision. In addition, the Corporation shall deliver a notice of redemption to the Auction Agent (the “Notice of Redemption”) containing the information set forth below (i) in the case of an optional redemption pursuant to paragraph 3(a)(i) above, one Business Day prior to the giving of notice to the Holders and (ii) in the case of a mandatory redemption pursuant to paragraph 3(a)(ii) above, on or prior to the 7th day preceding the Mandatory Redemption Date. The Auction Agent will use its reasonable efforts to provide telephonic, electronic or written notice to each Holder of any shares of Series E Preferred Stock called for redemption not later than the close of business on the Business Day immediately following the day on which the Corporation determines the shares to be redeemed (or, during a Default Period with respect to such shares, not later than the close of business on the Business Day immediately following the day on which the Auction Agent receives Notice of Redemption from the Corporation). The Auction Agent shall confirm a telephonic notice in writing not later than the close of business on the third Business Day preceding the date fixed for redemption by providing the Notice of Redemption to each Holder of shares called for redemption, the Paying Agent (if different from the Auction Agent) and the Securities Depository. Notice of Redemption will be addressed to the Holders of Series E Preferred Stock at their addresses appearing on the share records of the Corporation. Such Notice of Redemption will set forth (s) the date fixed for redemption, (t) the number or percentage of shares of Series E Preferred Stock to be redeemed, (u) the CUSIP number(s) of such shares, (v) the Redemption Price (specifying the amount of accumulated dividends to be included therein) and any applicable redemption premium, (w) the place or places where such shares are to be redeemed, (x) that dividends on the shares to be redeemed will cease to accumulate on such date fixed for redemption, (y) the provision of these Articles Supplementary under which redemption shall be made, and (z) in the case of a redemption pursuant to paragraph 3(a)(i), any conditions precedent to such redemption. If fewer than all the Outstanding shares of Series E Preferred Stock held by any Holder are to be redeemed, the Notice of Redemption mailed to such Holder shall also specify the number or percentage of shares of Series E Preferred Stock to be redeemed from such Holder. No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

(c) Notwithstanding the provisions of paragraph 3(a), the Corporation shall not redeem shares of Preferred Stock unless all accumulated and unpaid dividends on all Outstanding shares of Series E Preferred Stock and other Preferred Stock ranking on a parity with the Series E Preferred Stock with respect to dividends for all applicable past Dividend Periods (whether or not earned or declared by the Corporation) have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends have been deposited with the Paying Agent; provided, however, that the foregoing shall not prevent the purchase or acquisition of outstanding shares of Preferred Stock pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding shares of Series E Preferred Stock.

(d) Upon the deposit of funds sufficient to redeem shares of Series E Preferred Stock with the Paying Agent and the giving of the Notice of Redemption to the Auction Agent under paragraph 3(b) above, such shares shall no longer be deemed to be Outstanding for any purpose (including, without limitation, for purposes of calculating whether the Corporation has met the Basic Maintenance Test or Asset Coverage), and all rights of the Holders of the shares of Series E Preferred Stock so called for redemption shall cease and terminate, except the right of such Holder to receive the applicable Redemption Price, but without any interest or other additional amount. Such Redemption Price shall be paid by the Paying Agent to the nominee of the Securities Depository. The Corporation shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (i) the aggregate Redemption Price of the shares of Series E Preferred Stock called for redemption on such date and (ii) such other amounts, if any, to which Holders of the Series E Preferred Stock called for redemption may be entitled. Any funds so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be paid to the Corporation, after which time the Holders of shares of Series E Preferred Stock so called for redemption may look only to the Corporation for payment of the Redemption Price and all other amounts, if any, to which they may be entitled; provided, however, that the Paying Agent shall notify all Holders whose funds are unclaimed by placing a notice in The Wall Street Journal concerning the availability of such funds for three consecutive weeks. The Corporation shall be entitled to receive, from time to time after the date fixed for redemption, any interest earned on the funds so deposited.

(e) A Default Period with respect to the Outstanding shares of Series E Preferred Stock will commence if the Corporation fails to deposit irrevocably in trust in same-day funds, with the Paying Agent by 12:00 noon, New York City time on the Business Day preceding the redemption date specified in the Notice of Redemption (the “Redemption Date”) or on such later date as the Paying Agent shall authorize, the full amount of any Redemption Price payable on such Redemption Date (a “Redemption Default”); provided, that no Redemption Default shall be deemed to have occurred in respect of Series E Preferred Stock when the related redemption notice provides that the redemption of such Series E Preferred Stock is subject to one or more conditions precedent and each such condition precedent shall not have been satisfied at the time or times or in the manner specified in such Notice of Redemption. To the extent a Redemption Default occurs with respect to Series E Preferred Stock or that any redemption for which Notice of Redemption has been given is otherwise prohibited, such redemption shall be made as soon as practicable to the extent such funds become legally available or such redemption is no longer otherwise prohibited. Notwithstanding the fact that a Redemption Default has occurred and is continuing or that the Corporation has otherwise failed to redeem shares of Series E Preferred Stock for which a Notice of Redemption has been given, dividends may be declared and if so declared will be paid on Series E Preferred Stock, which shall include those shares of Series E Preferred Stock for which Notice of Redemption has been given but for which deposit of funds has not been made.

(f) All moneys paid to the Paying Agent for payment of the Redemption Price of shares of Series E Preferred Stock called for redemption shall be held in trust by the Paying Agent for the benefit of Holders of the Series E Preferred Stock so to be redeemed. A Redemption Default will occur on account of the Corporation’s failure to timely deposit any required Redemption Price with the Paying Agent and any resulting Default Period will end in accordance with paragraph 2(c)(ii).

(g) So long as the Series E Preferred Stock is held of record by the nominee of the Securities Depository, the Redemption Price for such shares will be paid on the date fixed for redemption to the nominee of the Securities Depository for distribution to agent members for distribution to the Persons for whom they are acting as agent.

(h) Except for the provisions described above, nothing contained in these Articles Supplementary limits any right of the Corporation to purchase or otherwise acquire Series E Preferred Stock outside of an Auction at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, there is no arrearage in the payment of dividends on, or the Redemption Price with respect to, any shares of Series E Preferred Stock for which

Notice of Redemption has been given and the Corporation meets Asset Coverage and the Basic Maintenance Test after giving effect to such purchase or acquisition on the date thereof. Any shares of Series E Preferred Stock which are purchased, redeemed or otherwise acquired by the Corporation shall have no voting rights. If fewer than all the Outstanding shares of Series E Preferred Stock are redeemed or otherwise acquired by the Corporation, the Corporation shall give notice of such transaction to the Auction Agent.

(i) In the case of any redemption pursuant to this paragraph 3, only whole shares of Series E Preferred Stock shall be redeemed, and in the event that any provision of the Charter would require redemption of a fractional share, the Auction Agent shall be authorized to round up so that only whole shares are redeemed.

(j) Notwithstanding anything herein to the contrary, the Board of Directors may authorize, create or issue other series of Preferred Stock ranking on a parity with the Series E Preferred Stock with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation, to the extent permitted by the 1940 Act, if upon issuance of any such series, either (i) the net proceeds from the sale of such stock (or such portion thereof needed to redeem or repurchase the Outstanding shares of Series E Preferred Stock) are deposited with the Auction Agent, Notice of Redemption as contemplated by paragraph 3(b) has been delivered prior thereto or is sent promptly thereafter, and such proceeds are used to redeem all Outstanding shares of Series E Preferred Stock or (ii) the Corporation would meet Asset Coverage, the Basic Maintenance Test and the requirements of paragraph 9 immediately following such issuance and any redemption of Preferred Stock (which may include a portion of the Series E Preferred Stock) to be effected with the proceeds of such issuance.

4. Designation of Dividend Period.

(a) The initial Dividend Period for the Series E Preferred Stock shall be as determined in the manner under “Designation” above. The Corporation shall designate the duration of subsequent Dividend Periods of the Series E Preferred Stock; provided, however, that no such designation shall be necessary for a Standard Dividend Period and, provided further, that any designation of a Special Dividend Period for the Series E Preferred shall be effective only if (i) notice thereof shall have been given as provided herein, (ii) any failure to pay in a timely manner to the Auction Agent the full amount of any dividend on, or the Redemption Price of, the Series E Preferred Stock shall have been cured as provided for herein, (iii) Sufficient Clearing Orders shall have existed in an Auction held for the Series E Preferred Stock on the Auction Date immediately preceding the first day of such proposed Special Dividend Period, (iv) if the Corporation shall have mailed a Notice of Redemption with respect to any shares of Series E Preferred Stock, the Redemption Price with respect to such shares shall have been deposited with the Paying Agent and (v) the Corporation has confirmed that as of the Auction Date next preceding the first day of such Special Dividend Period, it has Eligible Assets with an aggregate Discounted Value at least equal to the Basic Maintenance Amount, and the Corporation has consulted with the Broker-Dealers and has provided notice of such designation and a Basic Maintenance Report for the most recent Valuation Date to each Rating Agency.

(b) If the Corporation proposes to designate any Special Dividend Period, not fewer than seven Business Days (or two Business Days in the event the duration of the Dividend Period prior to such Special Dividend Period is fewer than eight Business Days) nor more than 30 Business Days prior to the first day of such Special Dividend Period, notice shall be (i) made by press release and (ii) communicated by the Corporation by telephonic or other means to the Auction Agent and confirmed in writing promptly thereafter. Each such notice shall state (x) that the Corporation proposes to exercise its option to designate a succeeding Special Dividend Period, specifying the first and last days thereof and (y) that the Corporation will by 3:00 P.M., New York City time, on the second Business Day next preceding the first day of such Special Dividend Period, notify the Auction Agent, who will promptly notify the Broker-Dealers, of either (A) its determination, subject to certain conditions, to proceed with such Special Dividend Period, subject to the terms of any Specific Redemption Provisions, or (B) its determination not to proceed with such Special Dividend Period, in which latter event the succeeding Dividend Period shall be a Standard Dividend Period. No later than 3:00 P.M., New York City time, on the second Business Day next preceding the first day of any proposed Special Dividend

Period, the Corporation shall deliver to the Auction Agent, who will promptly deliver to the Broker-Dealers and Existing Holders, either:

(1) a notice stating (a) that the Corporation has determined to designate the next succeeding Dividend Period as a Special Dividend Period, (b) the first and last days thereof and (c) the terms of any Specific Redemption Provisions; or

(2) a notice stating that the Corporation has determined not to exercise its option to designate a Special Dividend Period.

If the Corporation fails to deliver either such notice with respect to the designation of any proposed Special Dividend Period to the Auction Agent or is unable to make the confirmation provided in paragraph 4(a)(v) by 3:00 P.M., New York City time, on the second Business Day next preceding the first day of such proposed Special Dividend Period, the Corporation shall be deemed to have delivered a notice to the Auction Agent with respect to such Dividend Period to the effect set forth in clause (2) above, thereby resulting in a Standard Dividend Period.

5. Restrictions on Transfer.

Series E Preferred Stock may be transferred only (a) pursuant to an Order placed in an Auction, (b) to or through a Broker-Dealer or (c) to the Corporation or any Affiliate. Notwithstanding the foregoing, a transfer other than pursuant to an Auction will not be effective unless the selling Existing Holder or the Agent Member of such Existing Holder (in the case of an Existing Holder whose shares are listed in its own name on the books of the Auction Agent), or the Broker-Dealer or Agent Member of such Broker-Dealer (in the case of a transfer between persons holding shares of any Series E Preferred Stock through different Broker-Dealers), advises the Auction Agent of such transfer. Any certificates representing Series E Preferred Stock issued to the Securities Depository will bear legends with respect to the restrictions described above and stop-transfer instructions will be issued to the Transfer Agent and/or Registrar.

6. Voting Rights.

(a) General.

Except as otherwise provided by law or as specified in the Charter, each Holder of Series E Preferred Stock and any other Preferred Stock shall be entitled to one vote for each share held on each matter submitted to a vote of stockholders of the Corporation, and the Holders of Outstanding shares of Preferred Stock and Common Stock shall vote together as a single class; provided, however, that at any meeting of the stockholders of the Corporation held for the election of directors, the Holders of Outstanding shares of Preferred Stock, including the Series E Preferred Stock, shall be entitled, as a class, to the exclusion of the Holders of all other securities and classes of capital stock of the Corporation, to elect a number of Corporation’s directors, such that following the election of directors at the meeting of the stockholders, the Corporation’s Board of Directors shall contain two directors elected by the Holders of the Outstanding shares of Preferred Stock as a class. Subject to paragraph 6(b), the Holders of outstanding shares of capital stock of the Corporation, including the Holders of Outstanding shares of Preferred Stock, including Series E Preferred Stock, voting as a single class, shall elect the balance of the directors.

(b) Right to Elect Majority of Board of Directors.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of directors constituting the Board of Directors shall be automatically increased by the smallest number of additional directors that, when added to the two directors elected exclusively by the Holders of shares of Preferred Stock pursuant to paragraph 6(a) above, would constitute a majority of the Board of Directors as so increased by such smallest number; and the Holders of shares of Preferred Stock shall be entitled, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such smallest number of additional directors, together with the two directors that such Holders are in any event entitled to elect pursuant to paragraph 6(a) above. The Corporation and the Board of Directors shall take all necessary action, including amending the Corporation’s bylaws, to effect an increase in the number of directors as described in the preceding sentence. A Voting Period shall commence:

(i) if at any time accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding Series E Preferred Stock equal to at least two full years’ dividends shall have become due and unpaid and sufficient cash or specified securities shall not have been deposited with the Paying Agent for the payment in full of such accumulated dividends; or

(ii) if at any time holders of any other shares of Preferred Stock are entitled to elect a majority of the directors of the Corporation under the 1940 Act or the Articles Supplementary creating such shares.

Upon the termination of a Voting Period, the voting rights described in this paragraph 6(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Stock upon the further occurrence of any of the events described in this paragraph 6(b).

(c) Right to Vote with Respect to Certain Other Matters.

So long as the Series E Preferred Stock is Outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Preferred Stock Outstanding at the time, voting separately as one class, amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially adversely affect any of the contract rights expressly set forth in the Charter of Holders of Series E Preferred Stock or any other Preferred Stock. To the extent permitted under the 1940 Act, in the event shares of more than one series of Preferred Stock are Outstanding, the Corporation shall not effect any of the actions set forth in the preceding sentence which materially adversely affects the contract rights expressly set forth in the Charter of a Holder of shares of a series of Preferred Stock differently than those of a Holder of shares of any other series of Preferred Stock without the affirmative vote of the Holders of at least a majority of the shares of Preferred Stock of each series materially adversely affected and Outstanding at such time (each such materially adversely affected series voting separately as a class to the extent its rights are affected differently). The Corporation shall notify each Rating Agency ten Business Days prior to any such vote described above. Unless a higher percentage is provided for under the Charter or applicable provisions of the Maryland General Corporation Law, the affirmative vote of the Holders of a majority of the Outstanding shares of Preferred Stock, including the Series E Preferred Stock, voting together as a single class, will be required to approve any plan of reorganization adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. For purposes of this paragraph 6(c), the phrase “vote of the Holders of a majority of the Outstanding shares of Preferred Stock” (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the stockholders of the Corporation duly called (A) of 67 percent or more of the shares of Preferred Stock present at such meeting, if the Holders of more than 50 percent of the Outstanding shares of Preferred Stock are present or represented by proxy; or (B) of more than 50 percent of the Outstanding shares of Preferred Stock, whichever is less. The class vote of Holders of shares of Preferred Stock described above will in each case be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including the Series E Preferred Stock, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized shares of Preferred Stock pursuant to the Charter or the issuance of additional shares of any series of Preferred Stock (including the Series E Preferred Stock) pursuant to the Charter shall not in and of itself be considered to adversely affect the contract rights of the Holders of Preferred Stock. The provisions of this paragraph 6(c) are subject to the provisions of paragraph 10.

(d) Voting Procedures.

(i) As soon as practicable after the accrual of any right of the Holders of shares of Preferred Stock, including the Series E Preferred Stock, to elect additional directors as described in paragraph 6(b), the Corporation shall call a special meeting of such Holders and instruct the Auction Agent to mail a notice of such special meeting to the Holders of Series E Preferred Stock, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Corporation fails to send such notice to the Auction Agent or if the Corporation does not call such a special meeting, it may be called by any such Holder on like notice. The record date for determining the Holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other day as the Board of Directors shall determine. At any such special meeting and at each meeting held during a Voting Period, such Holders of Preferred Stock, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of directors prescribed in paragraph 6(b) on a one-vote-per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of the Holders of shares of Preferred Stock, including the Series E Preferred Stock, present in person or by proxy shall have the power to adjourn the meeting without notice, other than an announcement at the meeting, until a date not more than 90 days after the original record date.

(ii) For purposes of determining any rights of the Holders of the shares of Preferred Stock, including the Series E Preferred Stock, to vote on any matter, whether such right is created by these Articles Supplementary, by the other provisions of the Charter, by statute or otherwise, a share of Series E Preferred Stock which is not Outstanding shall not be counted.

(iii) The terms of office of all persons who are directors of the Corporation at the time of a special meeting of Holders of Preferred Stock, including the Series E Preferred Stock, to elect directors shall continue, notwithstanding the election at such meeting by such Holders of the number of directors that they are entitled to elect, and the persons so elected by such Holders, together with the two incumbent directors elected by the Holders of Preferred Stock, including the Series E Preferred Stock, and the remaining incumbent directors elected by the holders of the Common Stock and Preferred Stock, shall constitute the duly elected directors of the Corporation.

(iv) Upon the expiration of a Voting Period, the terms of office of the additional directors elected by the Holders of Preferred Stock pursuant to paragraph 6(b) above shall expire and the remaining directors shall constitute the directors of the Corporation and the voting rights of such Holders of Preferred Stock, including Series E Preferred Stock, to elect additional directors pursuant to paragraph 6(b) above shall cease, subject to the provisions of the last sentence of paragraph 6(b). Upon the expiration of the terms of the directors elected by the holders of Preferred Stock pursuant to paragraph 6(b) above, the number of directors shall be automatically reduced to the number and composition of directors on the Board immediately preceding such Voting Period.

(e) Exclusive Remedy.

Unless otherwise required by law, the Holders of Series E Preferred Stock shall not have any rights or preferences other than those specifically set forth herein. The Holders of Series E Preferred Stock shall have no preemptive rights or rights to cumulative voting. In the event that the Corporation fails to pay any dividends on the Series E Preferred Stock, the exclusive remedy of the Holders shall be the right to vote for directors pursuant to the provisions of this paragraph 6.

(f) Notification to Rating Agency.

In the event a vote of Holders of Preferred Stock is required pursuant to the provisions of Section 13(a) of the 1940 Act, as long as the Series E Preferred Stock is rated by a Rating Agency at the request of the Corporation, the Corporation shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify each Rating Agency that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify each Rating Agency of the result of such vote.

7. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of Series E Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, after claims of creditors but before any distribution or payment shall be made in respect of the Common Stock or any other stock of the Corporation ranking junior to the Series E Preferred Stock as to liquidation payments, a liquidation distribution in the amount of $25,000.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Corporation, but excluding interest thereon), and such Holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

(b) If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the Holders of all Outstanding shares of Series E Preferred Stock, and any other Outstanding class or series of Preferred Stock ranking on a parity with the Series E Preferred Stock as to payment upon liquidation, shall be insufficient to permit the payment in full to such Holders of Series E Preferred Stock of the Liquidation Preference plus accumulated and unpaid dividends and the amounts due upon liquidation with respect to such other Preferred Stock, then such available assets shall be distributed among the Holders of Series E Preferred Stock and such other Preferred Stock ratably in proportion to the respective preferential amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends has been paid in full to the Holders of shares of Series E Preferred Stock, no dividends or distributions will be made to holders of shares of the Common Stock or any other stock of the Corporation ranking junior to the Series E Preferred Stock as to liquidation.

8. Auction Agent.

For so long as shares of the Series E Preferred Stock are Outstanding, the Auction Agent, duly appointed by the Corporation to so act, shall be in each case a commercial bank, trust company or other financial institution independent of the Corporation and its Affiliates (which, however, may engage or have engaged in business transactions with the Corporation or its Affiliates) and at no time shall the Corporation or any of its Affiliates act as the Auction Agent in connection with the Auction Procedures. If the Auction Agent resigns or for any reason its appointment is terminated during any period that any shares of Series E Preferred Stock are Outstanding, the Corporation shall use its best efforts promptly thereafter to appoint another qualified commercial bank, trust company or financial institution to act as the Auction Agent.

9. Coverage Tests.

(a) Determination of Compliance.

For so long as shares of the Series E Preferred Stock are Outstanding, the Corporation shall make the following determinations:

(i) Asset Coverage as follows:

(A) As of each Quarterly Valuation Date, the Corporation shall determine whether Asset Coverage is met as of that date. In the event the Corporation determines that it has failed to meet Asset Coverage as of such Quarterly Valuation date, the Corporation will notify each Rating Agency of such failure in writing (which notification may be by facsimile or other electronic means) on or before 5:00 P.M., New York City time, on the fifth Business Day following the date of such determination.

(B) The Corporation shall deliver to each Rating Agency an “Asset Coverage Certificate” which sets forth the determination of paragraph 9(a)(i)(A) above (1) as of the Date of Original Issue and, thereafter, (2) as of (x) each Quarterly Valuation Date and (y) a Business Day on or before any Series E Asset Coverage Cure Date following a failure to meet Asset Coverage. Such Asset Coverage Certificate shall be delivered in the case of clause (1) on the Date of Original Issue and in the case of clause (2) on or before the seventh Business Day following such Quarterly Valuation Date or the relevant Cure Date, as the case may be.

(ii) Basic Maintenance Amount as follows:

(A) For so long as the Series E Preferred Stock is rated by Moody’s and/or S&P at the Corporation’s request, the Corporation shall maintain, on each Valuation Date, Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, as of such Valuation Date. Upon any failure to maintain Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, the Corporation shall use all commercially reasonable efforts to re-attain Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

(B) On or before 5:00 P.M., New York City time, on the fifth Business Day after a Valuation Date on which the Corporation fails to satisfy the Basic Maintenance Amount, and on the fifth Business Day after the Basic Maintenance Amount Cure Date with respect to such Valuation Date, the Corporation shall complete and deliver to each Rating Agency a Basic Maintenance Report as of the date of such failure or such Basic Maintenance Amount Cure Date, as the case may be, which will be deemed to have been delivered to such Rating Agency if such Rating Agency receives a copy or facsimile or other electronic transcription or transmission thereof and on the same day the Corporation mails or sends to such Rating Agency for delivery on the next Business Day the full Basic Maintenance Report. The Corporation shall also deliver a Basic Maintenance Report to each Rating Agency as of any Annual Valuation Date, in each case on or before the fifth Business Day after such day. A failure by the Corporation to deliver a Basic Maintenance Report pursuant to the preceding sentence shall be deemed to be delivery of a Basic Maintenance Report indicating the Discounted Value for all assets of the Corporation is less than the Basic Maintenance Amount, as of the relevant Valuation Date.

(C) Within ten Business Days after the date of delivery of a Basic Maintenance Report in accordance with paragraph 9(a)(ii)(B) relating to any Annual Valuation Date, the Corporation shall cause the Independent Accountant to send an Accountant’s Confirmation to each Rating Agency with respect to such Basic Maintenance Report.

(D) Within ten Business Days after the date of delivery of a Basic Maintenance Report in accordance with paragraph 9(a)(ii)(B) relating to each, if any, Valuation Date on which the Corporation failed to satisfy the Basic Maintenance Amount and the Basic Maintenance Amount Cure Date with respect to such failure to satisfy the Basic Maintenance Amount, the Corporation shall cause the Independent Accountant to provide to each Rating Agency an Accountant’s Confirmation as to such Basic Maintenance Report.

(E) If any Accountant’s Confirmation delivered pursuant to paragraph (C) or (D) of this paragraph 9(a)(ii) does not agree with the Corporation’s calculation of the Basic Maintenance Report for a particular Valuation Date for which such Accountant’s Confirmation was required to be delivered, or shows that a lower aggregate Discounted Value for the aggregate Eligible Assets in respect of any Rating Agency than was determined by the Corporation, the calculation or determination made by such Independent Accountant shall be final and conclusive and shall be binding on the Corporation, and the Corporation shall accordingly amend and deliver the Basic Maintenance Report to the relevant Rating Agency promptly following receipt by the Corporation of such Accountant’s Confirmation.

(F) On or before 5:00 p.m., New York City time, on the fifth Business Day after the Date of Original Issue of Series E Preferred Stock, the Corporation shall complete and deliver to each Rating Agency a Basic Maintenance Report as of the close of business on such Date of Original Issue.

(G) On or before 5:00 p.m., New York City time, on the fifth Business Day after either (1) the Corporation shall have redeemed Series E Preferred Stock or (2) the ratio of the Discounted Value of Eligible Assets in respect of any Rating Agency to the Basic Maintenance Amount is less than or equal to 110%, the Corporation shall complete and deliver to each Rating Agency, a Basic Maintenance Report as of the date of either such event.

(H) As for any Valuation Date for which the Corporation’s ratio of the Discounted Value of Eligible Assets in respect of any Rating Agency to the Basic Maintenance Amount is less than or equal to 110%, the Trust shall deliver, by fax or email before 5:00 p.m. New York City time on the first Business Day following such Valuation Date, notice of such ratio to each Rating Agency.

(b) Failure to Meet Asset Coverage Requirements.

If the Corporation fails to have Asset Coverage as provided in paragraph 9(a)(i)(A) or to have Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount as provided in paragraph 9(a)(ii)(A) and such failure is not cured by the applicable Cure Date, Preferred Stock, which at the Corporation’s determination (to the extent permitted by the 1940 Act and Maryland law) may include any proportion of Series E Preferred Stock, will be subject to mandatory redemption as set forth in paragraph 3.

(c) Status of Series E Preferred Stock Called for redemption.

For purposes of determining whether the requirements of paragraphs 9(a)(i)(A) and 9(a)(ii)(A) hereof are satisfied, (i) no share of the Series E Preferred Stock or other Preferred Stock shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Paying Agent (or applicable dividend-disbursing agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Paying Agent (or dividend-disbursing agent) shall not be included.

(d) Certain Notifications Relating to Market Value.

In the event the Market Value of an Eligible Asset is determined pursuant to clause (a)(iii) of the definition of Market Value set forth in paragraph 13, the Corporation shall promptly inform each Rating Agency in writing (which notice may be by facsimile or other electronic means) of the basis upon which the Market Value of such Eligible Asset was determined.

10. Certain Other Restrictions.

(a) For so long as the shares of Series E Preferred are rated by a Rating Agency at the Corporation’s request, the Corporation will not, and will cause the Adviser not to, (i) knowingly and willfully purchase or sell any asset for the specific purpose of causing, and with the actual knowledge that the effect of such purchase or sale will be to cause, the Corporation to have Eligible Assets having an Adjusted Value as of the date of such purchase or sale to be less than the Basic Maintenance Amount as of such date, (ii) in the event that, as of the immediately preceding Valuation Date, the Adjusted Value of the Corporation’s Eligible Assets exceeded the Basic Maintenance Amount by 5% or less, alter the composition of the Corporation’s assets in a manner reasonably expected to reduce the Adjusted Value of the Corporation’s Eligible Assets, unless the Corporation shall have confirmed that, after giving effect to such alteration, the Adjusted Value of the Corporation’s Eligible Assets exceeded the Basic Maintenance Amount or (iii) declare or pay any dividend or other distribution on any Common Stock or repurchase any Common Stock, unless the Corporation shall have confirmed that, after giving effect to such declaration, other distribution or repurchase, the Corporation continued to satisfy the requirements of paragraph 9(a)(ii).

(b) For so long as the shares of Series E Preferred Stock are rated by any Rating Agency at the Corporation’s request, unless the Corporation shall have received written confirmation from each such Rating Agency, the Corporation may engage in the lending of its portfolio securities only in an amount of up to 20% of the Corporation’s total assets, provided that the Corporation receives cash collateral for such loaned securities that is maintained at all times in an amount equal to at least 100% of the then current market value of the loaned securities and, if invested, is invested only in Short-Term Money Market Instruments or in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value and treat the loaned securities rather than the collateral as the assets of the Corporation for purposes of determining compliance with paragraph 9.

(c) For so long as the shares of Series E Preferred Stock are rated by Rating Agency at the Corporation’s request, the Corporation shall not consolidate with, merge into, sell or otherwise transfer all or substantially all of its assets to another Person or adopt a plan of liquidation of the Corporation, in each case without providing prior written notification to each Rating Agency.

11. Limitation on Incurrence of Additional Indebtedness, Certain Transactions and Issuance of Additional Preferred Stock

(a) So long as the shares of Series E Preferred Stock are Outstanding, the Corporation may issue and sell one or more series of a class of senior securities of the Corporation representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Corporation shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Corporation then Outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Corporation upon the distribution of the assets of the Corporation upon the distribution of the assets of the Corporation or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options, to the extent such transactions are made in accordance with the investment restrictions of the Corporation then in effect, shall not be considered to be indebtedness limited by this paragraph 11(a).

(b) So long as any shares of Series E Preferred Stock are Outstanding and S&P is rating such Series E Preferred Stock at the Corporation’s request, the Corporation will not, unless it has received written confirmation that any such transaction would not impair the rating then assigned by S&P to such Series E Preferred Stock, engage in any one or more of the following transactions:

(i) purchase or sell futures contracts; write, purchase or sell options on futures contracts; or write put options (except covered put options) or call options (except covered call options) on securities owned by the Corporation (collectively, “S&P Hedging Transactions”), except subject to the following limitations:

(A) for each net long or short position in S&P Hedging Transactions, the Corporation will maintain segregated assets with the Corporation’s custodian or with the counterparty to such S&P Hedging Transaction an amount of cash or readily marketable securities having a value, when added to any amounts on deposit with the Corporations’s futures commission merchants or brokers as margin or premium for such position, at least equal to the market value of the Corporation’s potential obligations on such position, marked-to-market on a daily basis, in each case as and to the extent required by the applicable rules or orders of the Commission or by interpretations of the Commission’s staff;

(B) the Corporation will not engage in any S&P Hedging Transaction which would cause the Corporation at the time of such transaction to own or have sold the lesser of (1) outstanding futures contracts, in aggregate, based on the Standard & Poor’s 500 Index, the Dow Jones Industrial Average, the Russell 2000 Index, the Wilshire 5000 Index, the Nasdaq Composite Index and the New York Stock Exchange Composite Index (or any component of any of the forgoing) exceeding in number 50% of the market value of the Corporation’s total assets or (2) outstanding futures contracts based on any of the aforementioned indices exceeding in number 10% of the average number of daily traded futures contracts based on such index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal;

(C) the Corporation will engage in closing transactions to close out any outstanding futures contract which the Corporation owns or has sold or any outstanding option thereon owned by the Corporation in the event (1) the Corporation does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the Basic Maintenance Amount on two consecutive Valuation Dates and (2) the Corporation is required to pay variation margin on the second such Valuation Date;

(D) the Corporation will engage in a closing transaction to close out any outstanding futures contract or option thereon at least one week prior to the delivery date under the terms of the futures contract or option thereon unless the Corporation holds the securities deliverable under such terms; and

(E) when the Corporation writes a futures contract or option thereon, either the amount of margin posted by the Corporation (in the case of a futures contract) or the marked-to-market value of the Corporation’s obligation (in the case of a put option written by the Corporation) shall be treated as a liability of the Corporation for purposes of calculating the Basic Maintenance Amount, or, in the event the Corporation writes a futures contract or option thereon which requires delivery of an underlying security and the Corporation does not wish to treat its obligations with respect thereto as a liability for purposes of calculating the Basic Maintenance Amount, it shall hold such underlying security in its portfolio and shall not include such security to the extent of such contract or option as an S&P Eligible Asset.

(ii) borrow money, except for the purpose of clearing securities transactions if (A) the Basic Maintenance Amount would continue to be satisfied after giving effect to such borrowing and (B) such borrowing (1) is privately arranged with a bank or other person and is not intended to be publicly distributed or (2) is for “temporary purposes,” and is in an amount not exceeding 5 percent of the market value of the total assets of the Corporation at the time of the borrowing; for purposes of the foregoing, “temporary purposes” means that the borrowing is to be repaid within sixty days and is not to be extended or renewed;

(iii) engage in any short sales of equity securities (other than short sales against the box) unless the Corporation maintains segregated assets with the Corporation’s custodian in an amount of cash or other readily marketable securities having a market value, when added to any amounts on deposit with the Corporation’s broker as collateral for its obligation to replace the securities borrowed and sold short, at least equal to the current market value of securities sold short, marked-to-market on a daily basis;

(iv) utilize any pricing service other than a Pricing Service or such other pricing service then permitted by S&P; or

(v) enter into any reverse repurchase agreement, other than with a counterparty that is rated at least A-1+ by S&P.

(c) So long as the shares Series E Preferred Stock are Outstanding, the Corporation may issue and sell shares of one or more other series of Preferred Stock constituting a series of a class of senior securities of the Corporation representing stock under Section 18 of the 1940 Act in addition to the Series E Preferred Stock and other Preferred Stock then Outstanding, provided that (i) the Corporation shall, immediately after giving effect to the issuance of such additional shares of Preferred Stock and to its receipt and application of the proceeds thereof (including, without limitation, to the Redemption of Preferred Stock for which a Notice of Redemption has been mailed prior to such issuance), have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the Series E Preferred Stock and all other Preferred Stock of the Corporation then Outstanding, and (ii) no such additional Preferred Stock (including any additional Series E Preferred Stock) shall have any preference or priority over any other Preferred Stock of the Corporation upon the distribution of the assets of the Corporation or in respect of the payment of dividends.

12. Termination.

In the event that no shares of Series E Preferred Stock are Outstanding, all rights and preferences of such shares established and designated hereunder shall cease and terminate, and all obligations of the Corporation under these Articles Supplementary shall terminate.

13. Definitions.

Unless the context or use indicates another or different meaning or intent, each of the following terms when used in these Articles Supplementary shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:

“AA’ Financial Composite Commercial Paper Rate” on any date means

(i) the interest equivalent of the 7-day rate, in the case of a Dividend Period of seven days or shorter; for Dividend Periods greater than 7 days but fewer than or equal to 31 days, the 30-day rate; for Dividend Periods greater than 31 days but fewer than or equal to 61 days, the 60-day rate; for Dividend Periods greater than 61 days but fewer than or equal to 91 days, the 90 day rate; for Dividend Periods greater than 91 days but fewer than or equal to 270 days, the rate described in (ii) below; for Dividend Periods greater than 270 days, the Treasury Index Rate; on commercial paper on behalf of issuers whose corporate bonds are rated “AA” by S&P, or the equivalent of such rating by another nationally recognized rating agency, as announced by the Federal Reserve Bank of New York for the close of business on the Business Day immediately preceding such date; or (ii) if the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the interest equivalent of such rates on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by the Commercial Paper Dealers to the Auction Agent for the close of business on the Business Day immediately preceding such date (rounded to the next highest .001 of 1%). If any Commercial Paper Dealer does not quote a rate required to determine the “AA” Financial Composite Commercial Paper Rate, such rate shall be determined on the basis of the quotations (or quotation) furnished by the remaining Commercial Paper Dealers (or Dealer), if any, or, if there are no such Commercial Paper Dealers, by the Auction Agent pursuant to instructions from the Corporation. For purposes of this definition, (A) “Commercial Paper Dealers” shall mean (1) Citigroup Global Markets Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co.; (2) in lieu of any thereof, its respective Affiliate or successor; and (3) in the event that any of the foregoing shall cease to quote rates for commercial paper of issuers of the sort described above, in substitution therefor, a nationally recognized dealer in commercial paper of such issuers then making such quotations selected by the Corporation, and (B) “interest equivalent” of a rate stated on a discount basis for commercial paper of a given number of days’ maturity shall mean a number equal to the quotient (rounded upward to the next higher one-thousandth of 1%) of (1) such rate expressed as a decimal, divided by (2) the difference between (x) 1.00 and (y) a fraction, the numerator of which shall be the product of such rate expressed as a decimal, multiplied by the number of days in which such commercial paper shall mature and the denominator of which shall be 360.

“Accountant’s Confirmation” means a letter from an Independent Accountant delivered to each Rating Agency with respect to certain Basic Maintenance Reports substantially to the effect that:

(a) the Independent Accountant has read the Basic Maintenance Report or Reports prepared by the Administrator during the referenced calendar year that are referred to in such letter;

(b) with respect to the issue size compliance, issuer diversification and industry diversification calculations, such calculations and the resulting Market Value of the relevant Eligible Assets included in the Reports and the Adjusted Value of the such Eligible Assets included in the Reports are numerically correct;

(c) with respect to the excess or deficiency of the Adjusted Value of the relevant Eligible Assets included in the Reports when compared to the Basic Maintenance Amount calculated for such Rating

Agency the results of the calculation set forth in the Reports have been recalculated and are numerically correct;

(d) with respect to the Rating Agency ratings on corporate evidences of indebtedness, convertible corporate evidences of indebtedness and preferred stock listed in the Reports, that information has been traced and agrees with the information provided directly or indirectly by the respective Rating Agencies (in the event such information does not agree or such information is not listed in the accounting records of the Corporation, the Independent Accountants will inquire of the Rating Agencies what such information is and provide a listing in their letter of such differences, if any);

(e) with respect to issuer name and coupon or dividend rate listed in the Reports, that information has been traced and agrees with information listed in the accounting records of the Corporation;

(f) with respect to issue size listed in the Reports, that information has been traced and agrees with information provided by a Pricing Service or such other services as the relevant Rating Agency may authorize from time to time;

(g) with respect to the prices (or alternative permissible factors used in calculating the Market Value as provided by these Articles Supplementary) provided by the Administrator of the Corporation’s assets for purposes of valuing securities in the portfolio, the Independent Accountant has traced the price used in the Reports to the price provided by such Administrator (in accordance with the procedures provided in these Articles Supplementary) and verified that such information agrees (in the event such information does not agree, the Independent Accountants will provide a listing in their letter of such differences); and

(h) with respect to the description of each security included in the Reports, the description of the relevant Eligible Assets has been compared to the definition of such Rating Agency’s Eligible Assets contained in these Articles Supplementary, and the description as appearing in the Reports agrees with the definition of such Rating Agency’s Eligible Assets as described in these Articles Supplementary.

Each such letter may state that: (i) such Independent Accountant has made no independent verification of the accuracy of the description of the investment securities listed in the Reports or the Market Value of those securities nor has it performed any procedures other than those specifically outlined above for the purposes of issuing such letter; (ii) unless otherwise stated in the letter, the procedures specified therein were limited to a comparison of numbers or a verification of specified computations applicable to numbers appearing in the Reports and the schedule(s) thereto; (iii) the foregoing procedures do not constitute an examination in accordance with generally accepted auditing standards and the Reports contained in the letter do not extend to any of the Corporation’s financial statements taken as a whole; (iv) such Independent Accountant does not express an opinion as to whether such procedures would enable such Independent Accountant to determine that the methods followed in the preparation of the Reports would correctly determine the Market Value or Discounted Value of the investment portfolio; and (v) accordingly, such Independent Accountant expresses no opinion as to the information set forth in the Reports or in the schedule(s) thereto and makes no representation as to the sufficiency of the procedures performed for the purposes of these Articles Supplementary; and such other statements as are acceptable to the Rating Agencies.

Such letter shall also state that the Independent Accountant is an “independent accountant” with respect to the Corporation within the meaning of the 1933 Act and the related published rules and regulations thereunder.

“Adjusted Value” of each Eligible Asset shall be computed as follows:

(a) cash shall be valued at 100% of the face value thereof; and

(b) all other Eligible Assets shall be valued at the applicable Discounted Value thereof; and

(c) each asset that is not an Eligible Asset shall be valued at zero.

“Administrator” means the other party to the Administration Agreement with the Corporation, which shall initially be Gabelli Funds, LLC, a New York limited liability company, and will include, as appropriate, any sub-administrator appointed by the Administrator.

“Advance Rate” means (a) so long as S&P is rating the Series E Preferred Stock at the Corporation’s request, the Advance Rates set forth in the definition of S&P Rating Factor or (b) any applicable advance rate established by any Other Rating Agency, whichever is applicable.

“ADRs” means U.S. dollar-denominated American Depository Receipts.

“Adviser” means Gabelli Funds, LLC, a New York limited liability company, or such other Person that is then serving as the investment adviser of the Corporation.

“Affiliate” means, with respect to the Auction Agent, any person known to the Auction Agent to be controlled by, in control of or under common control with the Corporation; provided, however, that no Broker-Dealer controlled by, in control of or under common control with the Corporation shall be deemed to be an Affiliate nor shall any corporation or any Person controlled by, in control of or under common control with such corporation, one of the directors or executive officers of which is a director of the Corporation be deemed to be an Affiliate solely because such director or executive officer is also a director of the Corporation.

“All Hold Rate” means 80% of the “AA” Financial Composite Commercial Paper Rate.

“Annual Valuation Date” means the Valuation Date each calendar year so designated by the Corporation, commencing in the calendar year 2003.

“Applicable Rate” means, with respect to the Series E Preferred Stock, for each Dividend Period (i) if Sufficient Clearing Bids exist for the Auction in respect thereof, the Winning Bid Rate, (ii) if Sufficient Clearing Orders do not exist for the Auction in respect thereof, or an Auction does not take place with respect to such Dividend Period because of the commencement of a Default Period, the Maximum Rate and (iii) if all shares of Series E Preferred Stock are the subject of Submitted Hold Orders for the Auction in respect thereof, the All Hold Rate.

“Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Corporation which are stock, including all Outstanding shares of Series E Preferred Stock (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.

“Asset Coverage Certificate” means the certificate required to be delivered by the Corporation pursuant to paragraph 9(a)(i)(B) of Article I of these Articles Supplementary.

“Auction” means each periodic operation of the Auction Procedures.

“Auction Agent” means The Bank of New York unless and until another commercial bank, trust company, or other financial institution appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to follow the Auction Procedures for the purpose of determining the Applicable Rate.

“Auction Date” means the last day of the initial Dividend Period and each seventh day after the immediately preceding Auction Date; provided, however, that if any such seventh day is not a Business Day, such Auction Date shall be the first preceding day that is a Business Day and the next Auction Date, if for a Standard Dividend Period, shall (subject to the same advancement procedure) be the seventh day after the date that the preceding Auction Date would have been if not for the advancement procedure; provided further, however, that the Auction Date for the Auction at the conclusion of any Special Dividend Period shall be the last Business Day in such Special Dividend Period and that no more than one Auction shall be held during any Dividend Period; provided further, however, that the Auction Date following a Default Period shall be the last Business Day in the Standard Dividend Period that commenced during such Default Period. Notwithstanding the foregoing, in the event an auction is not held because an unforeseen event or unforeseen events cause a day that otherwise would have been an Auction Date not to be a Business Day, then the length of the then current dividend period will be extended by seven days (or a multiple thereof if necessary because of such unforeseen event or events).

“Auction Procedures” means the procedures for conducting Auctions as set forth in Article II of these Articles Supplementary.

“Basic Maintenance Amount” means, with respect to the Series E Preferred Stock, as of any Valuation Date, the dollar amount equal to (a) the sum of (i) the product of the number of shares of each class or series of Preferred Stock Outstanding on such Valuation Date multiplied, in the case of each such series or class, by the per share Liquidation Preference applicable to each such series or class; (ii) to the extent not included in (i) the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each Outstanding share of Preferred Stock from the most recent applicable dividend payment date to which dividends have been paid or duly provided for (or, in the event the Basic Maintenance Amount is calculated on a date prior to the initial Dividend Payment Date with respect to a class or series of the Preferred Stock, then from the Date of Original Issue of such shares) through the Valuation Date plus all dividends to accumulate on the Preferred Stock then Outstanding during the 31 days following such Valuation Date or, if less, during the number of days following such Valuation Date that shares of Preferred Stock called for redemption are scheduled to remain Outstanding at the applicable rate or default rate then in effect with respect to such shares; (iii) the Corporation’s other liabilities due and payable as of such Valuation Date (except that dividends and other distributions payable by the Corporation on Common Stock shall not be included as a liability) and such liabilities projected to become due and payable by the Corporation during the 90 days following such Valuation Date (excluding liabilities for investments to be purchased and for dividends and other distributions not declared as of such Valuation Date); and (iv) any current liabilities of the Corporation as of such Valuation Date to the extent not reflected in (or specifically excluded by) any of (a)(i) through (a)(iii) (including, without limitation, and immediately upon determination, any amounts due and payable by the Corporation pursuant to reverse repurchase agreements and any payables for assets purchased as of such Valuation Date) less (b) (i) the Adjusted Value of any of the Corporation’s assets or (ii) the face value of any of the Corporation’s assets if, in the case of both (b)(i) and (b)(ii), such assets are either cash or evidences of indebtedness which mature prior to or on the date of redemption or repurchase of shares of Preferred Stock or payment of another liability and are either U.S. Government Obligations or evidences of indebtedness which have a rating assigned by Moody’s of at least Aaa, P-1, VMIG-1 or MIG-1 or by S&P of at least AAA, SP-1+ or A-1+, and are irrevocably held by the Corporation’s custodian bank in a segregated account or deposited by the Corporation with the dividend-disbursing agent or Paying Agent, as the case may be, for the payment of the amounts needed to redeem or repurchase Preferred Stock subject to redemption or repurchase or any of (a)(ii) through (a)(iv); and provided that in the event the Corporation has repurchased Preferred Stock and irrevocably segregated or deposited assets as described above with its custodian bank, the dividend-disbursing agent or Paying Agent for the payment of the repurchase price the Corporation may deduct 100% of the Liquidation Preference of such Preferred Stock to be repurchased from (a) above. Basic Maintenance Amount shall, for the purposes of these Articles Supplementary, have a correlative meaning with respect to any other class or series of Preferred Stock.

“Basic Maintenance Amount Cure Date” means, with respect to the Series E Preferred Stock, 10 Business Days following a Valuation Date, such date being the last day upon which the Corporation’s failure to comply with paragraph 9(a)(ii)(A) of Article I of these Articles Supplementary could be cured, and shall, for the purposes of these Articles Supplementary, have a correlative meaning with respect to any other class or series of Preferred Stock.

“Basic Maintenance Test” means, with respect to the Series E Preferred Stock, a test which is met if the lower of the aggregate Discounted Values of the Moody’s Eligible Assets or the S&P Eligible Assets if both Moody’s and S&P are then rating the Series E Preferred Stock at the request of the Corporation, or the

Eligible Assets of whichever of Moody’s or S&P is then doing so if only one of Moody’s or S&P is then rating the Series E Preferred Stock at the request of the Corporation, meets or exceeds the Basic Maintenance Amount.

“Basic Maintenance Report” or “Report” means with respect to the Series E Preferred Stock, a report prepared by the Administrator which sets forth, as of the related Monthly Valuation Date, (i) Moody’s Eligible Assets and S&P Eligible Assets sufficient to meet or exceed the Basic Maintenance Amount, (ii) the Market Value and Discounted Value thereof (seriatim and in the aggregate), (iii) the Basic Maintenance Amount, and (iv) the net asset value of the Corporation. Such report will also include (A) the month-end closing price for the Common Stock of the Corporation (B) the monthly total-return per Common Stock, which will be determined based upon month-end closing share prices, assuming reinvestment of all dividends paid during such month and (C) the total leverage position of the Corporation. For the purposes of these Articles Supplementary, “Basic Maintenance Report” or “Report” shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Beneficial Owner,” with respect to the shares of Series E Preferred Stock, means a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer (or, if applicable, the Auction Agent) as a holder of Series E Preferred Stock.

“Bid” has the meaning set forth in paragraph 2(a) of Article II of these Articles Supplementary.

“Bidder” has the meaning set forth in paragraph 2(a) of Article II of these Articles Supplementary, provided however that neither the Corporation nor any Affiliate shall be permitted to be Bidder in an Auction.

“Board of Directors” or “Board” means the Board of Directors of the Corporation or any duly authorized committee thereof as permitted by applicable law.

“Broker-Dealer” means any broker-dealer or broker-dealers, or other entity permitted by law to perform the functions required of a Broker-Dealer by the Auction Procedures, that has been selected by the Corporation and has entered into a Broker-Dealer Agreement that remains effective.

“Broker-Dealer Agreement” means an agreement between the Auction Agent and a Broker-Dealer, pursuant to which such Broker-Dealer agrees to follow the Auction Procedures.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in The City of New York, New York are authorized or obligated by law to close.

“Charter” means the Articles of Incorporation of the Corporation, as amended or supplemented (including these Articles Supplementary), as filed with the State Department of Assessments and Taxation of the State of Maryland.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the shares of the Corporation’s common stock, par value $.001 per share.

“Corporation” means The Gabelli Equity Trust Inc., a Maryland corporation.

“Cure Date” has the meaning set forth in paragraph 3(a)(ii) of Article I of these Articles Supplementary.

“Date of Original Issue” means October 7, 2003, and, for the purposes of these Articles Supplementary, shall mean with respect to any other class or series of Preferred Stock the date upon which shares of such class or series are first issued.

“Default” means a Dividend Default or a Redemption Default.

“Default Period” means a Dividend Default or a Redemption Default.

“Default Rate” has the meaning set forth in paragraph 2(c)(iii) of Article I of these Articles Supplementary.

“Deposit Assets” means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Except for determining whether the Corporation has Eligible Assets with an Adjusted Value equal to or greater than the Basic Maintenance Amount, each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

“Discount Factor” means (a) so long as Moody’s is rating the Series E Preferred Stock at the Corporation’s request, the Moody’s Discount Factor, (b) so long as S&P is rating the Series E Preferred Stock at the Corporation’s request, the S&P Discount Factor, and/or (c) any applicable discount factor established by any Other Rating Agency, whichever is applicable.

“Discounted Value” means, as applicable, (a) the quotient of the Market Value of an Eligible Asset divided by the applicable Discount Factor or (b) such other formula for determining the discounted value of an Eligible Asset as may be established by an applicable Rating Agency, provided, in either case that with respect to an Eligible Asset that is currently callable, Discounted Value will be equal to the applicable quotient or product as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Discounted Value will be equal to the applicable quotient or product as calculated above or the par value, whichever is lower.

“Dividend Default” has the meaning set forth in paragraph 2(c)(ii) of Article I of these Articles Supplementary.

“Dividend Payment Date” means with respect to the Series E Preferred Stock, any date on which dividends declared by the Board of Directors thereon are payable pursuant to the provisions of paragraph 2(b) of Article I of these Articles Supplementary and shall for the purposes of these Articles Supplementary have a correlative meaning with respect to any other class or series of Preferred Stock.

“Dividend Period” means, with respect to Series E Preferred Stock, the initial period determined in the manner set forth under “Designation” above, and thereafter, the period commencing on the Business Day following each Auction Date and ending on the next Auction Date or, if such next Auction Date is not immediately followed by a Business Day, on the latest day prior to the next succeeding Business Day, and shall, for the purposes of these Articles Supplementary, have a correlative meaning with respect to any other class or series of Preferred Stock.

“Eligible Assets” means Moody’s Eligible Assets (if Moody’s is then rating the Series E Preferred Stock at the request of the Corporation), S&P Eligible Assets (if S&P is then rating the Series E Preferred Stock at the request of the Corporation), and/or Other Rating Agency Eligible Assets, whichever is applicable.

“Holder” means, with respect to the Preferred Stock, including the Series E Preferred Stock, the registered holder of such shares as the same appears on the stock ledger or stock records of the Corporation or records of the Auction Agent, as the case may be.

“Independent Accountant” means a nationally recognized accountant, or firm of accountants, that is with respect to the Corporation an independent public accountant or firm of independent public accountants under the 1933 Act.

“Industry Classification” means a six-digit industry classification in the Standard Industry Classification system published by the United States.

“Liquidation Preference” shall, with respect to each share of Series E Preferred Stock, have the meaning set forth in paragraph 7(a) of Article I of these Articles Supplementary and shall, for the purposes of these Articles Supplementary, have a correlative meaning with respect to any other class or series of Preferred Stock.

“Mandatory Redemption Date” has the meaning set forth in paragraph 3(a)(iii) of Article I of these Articles Supplementary.

“Market Value” means the amount determined by the Corporation with respect to specific Eligible Assets in accordance with valuation policies adopted from time to time by the Board of Directors as being in compliance with the requirements of the 1940 Act.

Notwithstanding the foregoing, “Market Value” may, at the option of the Corporation with respect to any of its assets, mean the amount determined with respect to specific Eligible Assets of the Corporation in the manner set forth below:

(a) as to any common or preferred stock which is an Eligible Asset, (i) if the stock is traded on a national securities exchange or quoted on the Nasdaq System, the last sales price reported on the Valuation Date, (ii) if there was no such reported sales price, the price reported by a recognized pricing service or (iii) if there was no such pricing service report, the lower of two bid prices for such stock provided to the Administrator by two recognized securities dealers with minimum capitalizations of $25,000,000 (or otherwise approved for such purpose by Moody’s and S&P), at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such Administrator, or, if two bid prices cannot be obtained, such Eligible Asset shall have a Market Value of zero;

(b) as to any U.S. Government Obligation, Short-Term Money Market Instrument (other than demand deposits, federal funds, bankers’ acceptances and next Business Day repurchase agreements) and commercial paper, with a maturity of greater than 60 days, the product of (i) the principal amount (accreted principal to the extent such instrument accretes interest) of such instrument and (ii) the lower of the bid prices for the same kind of instruments having, as nearly as practicable, comparable interest rates and maturities provided by two recognized securities dealers having minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody’s and S&P) to the Administrator, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such Administrator, or, if two bid prices cannot be obtained, such Eligible Asset will have a Market Value of zero;

(c) as to cash, demand or time deposits, federal funds, bankers’ acceptances and next Business Day repurchase agreements included in Short-Term Money Market Instruments, the face value thereof;

(d) as to any U.S. Government Obligation, Short-Term Money Market Instrument or commercial paper with a maturity of 60 days or fewer, amortized cost unless the Board of Directors determines that such value does not constitute fair value;

(e) as to any other evidence of indebtedness which is an Eligible Asset, (i) the product of (A) the unpaid principal balance of such indebtedness as of the Valuation Date and (B)(1) if such indebtedness is traded on a national securities exchange or quoted on the Nasdaq System, the last sales price reported on the Valuation Date or (2) if there was no reported sales price on the Valuation Date or if such indebtedness is not traded on a national securities exchange or quoted on the Nasdaq System, the lower of two bid prices for such indebtedness provided by two recognized dealers with a minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody’s and S&P) to the Administrator, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such Administrator, plus (ii) accrued interest on such indebtedness.

“Maximum Rate” means, on any date on which the Applicable Rate is determined, the applicable percentage of (i) in the case of a dividend period of 184 days or less, the “AA” Financial Composite Commercial Paper Rate on the date of such Auction determined as set forth below based on the lower of the credit ratings assigned to the Series E Preferred by Moody’s and S&P subject to upward but not downward adjustment in the discretion of the Board of Directors after consultation with the Broker-Dealers; provided that immediately following any such increase the Corporation would be in compliance with the Basic Maintenance Amount or (ii) in the case of a dividend period of longer than 184 days, the Treasury Index Rate.

Moody’s Credit Rating	S&P Credit Rating	Applicable Percentage

Aa3 or higher	AA− or higher	150%
A3 to A1	A− to A+	175%
Baa3 to Baa1	BBB− to BBB+	250%
Below Baa3	Below BBB−	275%

“Monthly Valuation Date” means the last Valuation Date for each calendar month.

“Moody’s” means Moody’s Investors Service, Inc. and its successors at law.

“Moody’s Discount Factor” means, with respect to a Moody’s Eligible Asset specified below, the following applicable number:

Moody’s
Type of Moody’s Eligible Asset:	Discount Factor:

Short Term Money Market Instruments (other than U.S. Government Obligations set forth below) and other commercial paper:
U.S. Treasury Securities with final maturities that are less than or equal to 60 days	1.00
Demand or time deposits, certificates of deposit and bankers’ acceptances includible in Moody’s Short Term Money Market Instruments	1.00
Commercial paper rated P-1 by Moody’s maturing in 30 days or less	1.00
Commercial paper rated P-1 by Moody’s maturing in more than 30 days but in 270 days or less	1.15
Commercial paper rated A-1+ by S&P maturing in 270 days or less	1.25
Repurchase obligations includible in Moody’s Short Term Money Market Instruments if term is less than 30 days and counterparty is rated at least A2	1.00
Other repurchase obligations	Discount Factor applicable to the underlying assets
U.S. Common Stocks and Common Stocks of foreign issuers for which ADRs are traded	3.00
Utility	1.70
Industrial	2.64
Financial	2.41
Transportation	3.40
Common Stocks of foreign issuers (in existence for at least five years) for which no ADRs are traded	4.00
Convertible Preferred Stocks	3.00
Preferred stocks:
Auction rate preferred stocks
Cumulative	3.50
Non-Cumulative	3.60
Other preferred stocks issued by issuers in the financial and industrial industries
Cumulative	1.97
Non-Cumulative	2.07
Other preferred stocks issued by issuers in the utilities industry
Cumulative	1.55
Non-Cumulative	1.65

Moody’s
Type of Moody’s Eligible Asset:	Discount Factor:

U.S. Government Obligations (other than U.S. Treasury Securities Strips set forth below) with remaining terms to maturity of:
1 year or less	1.04
2 years or less	1.09
3 years or less	1.12
4 years or less	1.15
5 years or less	1.18
7 years of less	1.21
10 years or less	1.24
15 years or less	1.25
20 years or less	1.26
30 years or less	1.26
U.S. Treasury Securities Strips with remaining terms to maturity of:
1 year or less	1.04
2 years or less	1.10
3 years or less	1.14
4 years or less	1.18
5 years or less	1.21
7 years or less	1.27
10 years or less	1.34
15 years or less	1.45
20 years or less	1.54
30 years or less	1.66
Corporate Debt:
Non-convertible corporate debt rated at least Aaa1 with remaining terms to maturity of:
1 year or less	1.09
2 years or less	1.15
3 years or less	1.20
4 years or less	1.26
5 years or less	1.32
7 years or less	1.39
10 years or less	1.45
15 years or less	1.50
20 years or less	1.50
30 years or less	1.50
Non-convertible corporate debt rated at least Aa3 with remaining terms to maturity of:
1 year or less	1.12
2 years of less	1.18
3 years or less	1.23
4 years or less	1.29
5 years or less	1.35
7 years or less	1.43
10 years or less	1.50
15 years or less	1.55
20 years or less	1.55
30 years or less	1.55

Moody’s
Type of Moody’s Eligible Asset:	Discount Factor:

Non-convertible corporate debt rated at least A3 with remaining terms to maturity of:
1 year or less	1.15
2 years or less	1.22
3 years or less	1.27
4 years or less	1.33
5 years or less	1.39
7 years or less	1.47
10 years or less	1.55
15 years or less	1.60
20 years or less	1.60
30 years or less	1.60
Non-convertible corporate debt rated at least Baa3 with remaining terms of maturity of:
1 year or less	1.18
2 years or less	1.25
3 years or less	1.31
4 years or less	1.38
5 years or less	1.44
7 years or less	1.52
10 years or less	1.60
15 years or less	1.65
20 years or less	1.65
30 years or less	1.65
Non-convertible corporate debt rated at least Ba3 with remaining terms of maturity of:
1 year or less	1.37
2 years or less	1.46
3 years or less	1.53
4 years or less	1.61
5 years or less	1.68
7 years or less	1.79
10 years or less	1.89
15 years or less	1.96
20 years or less	1.96
30 years or less	1.96
Non-convertible corporate debt rated at least B1 and B2 with remaining terms of maturity of:
1 year or less	1.50
2 years or less	1.60
3 years or less	1.68
4 years or less	1.76
5 years or less	1.85
7 years or less	1.97
10 years or less	2.08
15 years or less	2.16
20 years or less	2.28
30 years or less	2.29
Convertible corporate debt securities rated at least Aa3 issued by the following type of issuers:
Utility	1.67
Industrial	2.61
Financial	2.38
Transportation	2.65

Moody’s
Type of Moody’s Eligible Asset:	Discount Factor:

Convertible corporate debt securities rated at least A3 issued by the following type of issuers:
Utility	1.72
Industrial	2.66
Financial	2.43
Transportation	2.75
Convertible corporate debt securities rated at least Baa3 issued by the following type of issuers:
Utility	1.88
Industrial	2.82
Financial	2.59
Transportation	2.85
Convertible corporate debt securities rated at least Ba3 issued by the following type of issuers:
Utility	1.95
Industrial	2.90
Financial	2.65
Transportation	2.90
Convertible corporate debt securities rated at least B2 issued by the following type of issuers:
Utility	1.98
Industrial	2.93
Financial	2.70
Transportation	2.95

“Moody’s Eligible Assets” means:

(a) cash (including, for this purpose, receivables for investments sold to a counterparty whose senior debt securities are rated at least Baa3 by Moody’s or a counterparty approved by Moody’s and payable within five Business Days following such Valuation Date and dividends and interest receivable within 49 days on investments);

(b) Short-Term Money Market Instruments;

(c) commercial paper that is not includible as a Short-Term Money Market Instrument having on the Valuation Date a rating from Moody’s of at least P-1 and maturing within 270 days;

(d) preferred stocks (i) which either (A) are issued by issuers whose senior debt securities are rated at least Baa1 by Moody’s or (B) are rated at least Baa3 by Moody’s or (C) in the event an issuer’s senior debt securities or preferred stock is not rated by Moody’s, which either (1) are issued by an issuer whose senior debt securities are rated at least A- by S&P or (2) are rated at least A- by S&P and for this purpose have been assigned a Moody’s equivalent rating of at least Baa3, (ii) of issuers which have (or, in the case of issuers which are special purpose corporations, whose parent companies have) common stock listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market System, (iii) which have a minimum issue size (when taken together with other of the issuer’s issues of similar tenor) of $50,000,000, (iv) which have paid cash dividends consistently during the preceding three-year period (or, in the case of new issues without a dividend history, are rated at least A1 by Moody’s or, if not rated by Moody’s, are rated at least AA- by S&P), (v) which pay cumulative cash dividends in U.S. dollars, (vi) which are not convertible into any other class of stock and do not have warrants attached, (vii) which are not issued by issuers in the transportation industry and (viii) in the case of auction rate preferred stocks, which are rated at least Aa3 by Moody’s, or if not rated by Moody’s, AAA by S&P, AAA by Fitch or are otherwise approved in writing by Moody’s and have never had a failed auction; provided, however, that for this purpose the aggregate Market Value of the Company’s holdings of any single issue of auction rate preferred stock shall not be more than 1% of the Corporation’s total assets.

(e) common stocks (i) (A) which are traded on a nationally recognized stock exchange or in the over-the-counter market, (B) if cash dividend paying, pay cash dividends in U.S. dollars and (C) which may be sold without restriction by the Corporation; provided, however, that (y) common stock which, while a Moody’s Eligible Asset owned by the Corporation, ceases paying any regular cash dividend will no longer be considered a Moody’s Eligible Asset until 71 days after the date of the announcement of such cessation, unless the issuer of the common stock has senior debt securities rated at least A3 by Moody’s and (z) the aggregate Market Value of the Corporation’s holdings of the common stock of any issuer in excess of 4% in the case of utility common stock and 6% in the case of non-utility common stock of the aggregate Market Value of the Corporation’s holdings shall not be Moody’s Eligible Assets, (ii) which are securities denominated in any currency other than the U.S. dollar or securities of issuers formed under the laws of jurisdictions other than the United States, its states and the District of Columbia for which there are ADRs or their equivalents which are traded in the United States on exchanges or over-the-counter and are issued by banks formed under the laws of the United States, its states or the District of Columbia or (iii) which are securities of issuers formed under the laws of jurisdictions other than the United States (and in existence for at least five years) for which no ADRs are traded; provided, however, that the aggregate Market Value of the Corporation’s holdings of securities denominated in currencies other than the U.S. dollar and ADRs in excess of (A) 6% of the aggregate Market Value of the Outstanding shares of common stock of such issuer thereof or (B) in excess of 10% of the Market Value of the Corporation’s Moody’s Eligible Assets with respect to issuers formed under the laws of any single such non-U.S. jurisdiction other than Australia, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland and the United Kingdom, shall not be a Moody’s Eligible Asset;

(f) ADR securities, based on the following guidelines: (i) Sponsored ADR program or (ii) Level II or Level III ADRs. Private placement Rule 144A ADRs are not eligible for collateral consideration. Global GDR programs will be evaluated on a case by case basis;

(g) U.S. Government Obligations;

(h) corporate evidences of indebtedness (i) which may be sold without restriction by the Corporation which are rated at least B3 (Caa subordinate) by Moody’s (or, in the event the security is not rated by Moody’s, the security is rated at least BB− by S&P and which for this purpose is assigned a Moody’s equivalent rating of one full rating category lower), with such rating confirmed on each Valuation Date, (ii) which have a minimum issue size of at least (A) $100,000,000 if rated at least Baa3 or (B) $50,000,000 if rated B or Ba3, (iii) which are not convertible or exchangeable into equity of the issuing corporation and have a maturity of not more than 30 years and (iv) for which, if rated below Baa3 or not rated, the aggregate Market Value of the Company’s holdings do not exceed 10% of the aggregate Market Value of any individual issue of corporate evidences of indebtedness calculated at the time of original issuance; and

(i) convertible corporate evidences of indebtedness (i) which are issued by issuers whose senior debt securities are rated at least B2 by Moody’s (or, in the event an issuer’s senior debt securities are not rated by Moody’s, which are issued by issuers whose senior debt securities are rated at least BB by S&P and which for this purpose is assigned a Moody’s equivalent rating of one full rating category lower), (ii) which are convertible into common stocks which are traded on the New York Stock Exchange or the American Stock Exchange or are quoted on the Nasdaq National Market System and (iii) which, if cash dividend paying, pay cash dividends in U.S. dollars; provided, however, that once convertible corporate evidences of indebtedness have been converted into common stock, the common stock issued upon conversion must satisfy the criteria set forth in clause (e) above and other relevant criteria set forth in this definition in order to be a Moody’s Eligible Asset; provided, however, that the Corporation’s investments in auction rate preferred stocks described in clause (d) above shall be included in Moody’s Eligible

Assets only to the extent that the aggregate Market Value of such stocks does not exceed 10% of the aggregate Market Value of all of the Corporation’s investments meeting the criteria set forth in clauses (a) through (g) above less the aggregate Market Value of those investments excluded from Moody’s Eligible Assets pursuant to the paragraph appearing after clause (i) below; and

(j) no assets which are subject to any lien or irrevocably deposited by the Corporation for the payment of amounts needed to meet the obligations described in clauses (a)(i) through (a)(iv) of the definition of “Basic Maintenance Amount” may be includible in Moody’s Eligible Assets.

Notwithstanding anything to the contrary in the preceding clauses (a)-(j), the Corporation’s investment in preferred stock, common stock, corporate evidences of indebtedness and convertible corporate evidences of indebtedness shall not be treated as Moody’s Eligible Assets except to the extent they satisfy the following diversification requirements (utilizing Moody’s Industry and Sub-industry Categories) with respect to the Market Value of the Corporation’s holdings:

Issuer:

	Non-Utility	Utility
	Maximum Single	Maximum Single
Moody’s Rating (1)(2)	Issuer (3)(4)	Issuer (3)(4)

Aaa	100%	100%
Aa	20%	20%
A	10%	10%
CS/CB, Baa(5)	6%	4%
Ba	4%	4%
B1/B2	3%	3%
B3 or lower	2%	2%

Industry and State:

		Utility
	Non-Utility	Maximum	Utility
	Maximum Single	Single Sub-	Maximum Single
Moody’s Rating (1)	Industry (3)	Industry (3)(6)	State (3)

Aaa	100%	100%	100%
Aa	60%	60%	20%
A	40%	50%	10	% (7)
CS/CB, Baa (5)	20%	50%	7	% (7)
Ba	12%	12%	0%
B1/B2	8%	8%	0%
B3 or lower	5%	5%	0%

(1)	Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the Corporation’s assets can be derived from other sources, securities rated below B by Moody’s and unrated securities, which are securities rated by neither Moody’s, S&P nor Fitch, are limited to 10% of Moody’s Eligible Assets. If a corporate, municipal or other debt security is unrated by Moody’s, S&P or Fitch, the Corporation will use the percentage set forth under “B3 or lower” in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody’s at face value. However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody’s rating equivalent.

(2)	Corporate evidences of indebtedness from issues ranging $50,000,000 to $100,000,000 are limited to 20% of Moody’s Eligible Assets.

(3)	The referenced percentages represent maximum cumulative totals only for the related Moody’s rating category and each lower Moody’s rating category.

(4)	Issuers subject to common ownership of 25% or more are considered as one name.

(5)	CS/CB refers to common stock and convertible corporate evidences of indebtedness, which are diversified independently from the rating level.

(6)	In the case of utility common stock, utility preferred stock, utility evidences of indebtedness and utility convertible evidences of indebtedness, the definition of industry refers to sub-industries (electric, water, hydro power, gas, diversified). Investments in other sub-industries are eligible only to the extent that the combined sum represents a percentage position of the Moody’s Eligible Assets less than or equal to the percentage limits in the diversification tables above.

(7)	Such percentage shall be 15% in the case of utilities regulated by California, New York and Texas.

“Moody’s Hedging Transactions” means purchases or sales of exchange-traded financial futures contracts based on any index approved by Moody’s or Treasury Bonds, and purchases, writings or sales of exchange-traded put options on such financial futures contracts, any index approved by Moody’s or Treasury Bonds, and purchases, writings or sales of exchange-traded call options on such financial futures contracts, any index approved by Moody’s or Treasury Bonds, subject to the following limitations:

(a) the Corporation will not engage in any Moody’s Hedging Transaction based on any index approved by Moody’s (other than Closing Transactions) that would cause the Corporation at the time of such transaction to own or have sold:

(i) outstanding financial futures contracts based on such index exceeding in number 10% of the average number of daily traded financial futures contracts based on such index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal; or

(ii) outstanding financial futures contracts based on any index approved by Moody’s having a Market Value exceeding 50% of the Market Value of all portfolio securities of the Corporation constituting Moody’s Eligible Assets owned by the Corporation;

(b) The Corporation will not engage in any Moody’s Hedging Transaction based on Treasury Bonds (other than Closing Transactions) that would cause the Corporation at the time of such transaction to own or have sold:

(i) outstanding financial futures contracts based on Treasury Bonds with such contracts having an aggregate Market Value exceeding 20% of the aggregate Market Value of Moody’s Eligible Assets owned by the Corporation and rated Aa by Moody’s (or, if not rated by Moody’s but rated by S&P, rated AAA by S&P); or

(ii) outstanding financial futures contracts based on Treasury Bonds with such contracts having an aggregate Market Value exceeding 50% of the aggregate Market Value of all portfolio securities of the Corporation constituting Moody’s Eligible Assets owned by the Corporation (other than Moody’s Eligible Assets already subject to a Moody’s Hedging Transaction) and rated Baa or A by Moody’s (or, if not rated by Moody’s but rated by S&P, rated A or AA by S&P);

(c) The Corporation will engage in Closing Transactions to close out any outstanding financial futures contract based on any index approved by Moody’s if the amount of open interest in such index as reported by The Wall Street Journal is less than an amount to be mutually determined by Moody’s and the Corporation;

(d) The Corporation will engage in a Closing Transaction to close out any outstanding financial futures contract by no later than the fifth Business Day of the month in which such contract expires and will engage in a Closing Transaction to close out any outstanding option on a financial futures contract by no later than the first Business Day of the month in which such option expires;

(e) The Corporation will engage in Moody’s Hedging Transactions only with respect to financial futures contracts or options thereon having the next settlement date or the settlement date immediately thereafter;

(f) The Corporation (i) will not engage in options and futures transactions for leveraging or speculative purposes, except that an option or futures transaction shall not for these purposes be considered a leveraged position or speculative and (ii) will not write any call options or sell any financial futures contracts for the purpose of hedging the anticipated purchase of an asset prior to completion of such purchase; and

(g) The Corporation will not enter into an option or futures transaction unless, after giving effect thereto, the Corporation would continue to have Moody’s Eligible Assets with an aggregate Discounted Value equal to or greater than the Basic Maintenance Amount.

“Moody’s Industry Classifications” means, for the purposes of determining Moody’s Eligible Assets, each of the following industry classifications (or such other classifications as Moody’s may from time to time approve for application to the Series E Preferred Stock).

1. Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition.

2. Automobile: Automobile Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers.

3. Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables.

4. Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Distributors, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil.

5. Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development.

 6. Chemicals, Plastics and Rubber: Chemicals (non-agricultural), Industrial Gases, Sulphur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating Containers.

 7. Packaging and Glass: Glass, Fiberglass, Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass.

 8. Personal and Non-Durable Consumer Products (Manufacturing Only): Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies.

 9. Diversified/Conglomerate Manufacturing.

10. Diversified/Conglomerate Service.

11. Diversified Natural Resources, Precious Metals and Minerals: Fabricating, Distribution.

12. Ecological: Pollution Control, Waste Removal, Waste Treatment and Waste Disposal.

13. Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communication Systems, Radios, TVs, Tape Machines, Speakers, Printers, Drivers, Technology.

14. Finance: Investment Brokerage, Leasing, Syndication, Securities.

15. Farming and Agriculture: Livestock, Grains, Produce, Agriculture Chemicals, Agricultural Equipment, Fertilizers.

16. Grocery: Grocery Stores, Convenience Food Stores.

17. Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment.

18. Home and Office Furnishings, Housewares, and Durable Consumer Products: Carpets, Floor Coverings, Furniture, Cooking, Ranges.

19. Hotels, Motels, Inns and Gaming.

20. Insurance: Life, Property and Casualty, Broker, Agent, Surety.

21. Leisure, Amusement, Motion Pictures, Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (Camping), Tourism, Resorts, Games, Toy Manufacturing, Motion Picture Production Theaters, Motion Picture Distribution.

22. Machinery (Non-Agricultural, Non-Construction, Non-Electronic): Industrial, Machine Tools, Steam Generators.

23. Mining, Steel, Iron and Non-Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales of the foregoing.

24. Oil and Gas: Crude Producer, Retailer, Well Supply, Service and Drilling.

25. Printing, Publishing, and Broadcasting: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks, Radio, T.V., Cable Broadcasting Equipment.

26. Cargo Transport: Rail, Shipping, Railroads, Rail-car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport.

27. Retail Stores: Apparel, Toy, Variety, Drugs, Department, Mail Order Catalog, Showroom.

28. Telecommunications: Local, Long Distance, Independent, Telephone, Telegraph, Satellite, Equipment, Research, Cellular.

29. Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes.

30. Personal Transportation: Air, Bus, Rail, Car Rental.

31. Utilities: Electric, Water, Hydro Power, Gas.

32. Diversified Sovereigns: Semi-sovereigns, Canadian Provinces, Supra-national Agencies.

The Corporation will use SIC codes in determining which industry classification is applicable to a particular investment in consultation with the Independent Accountant and Moody’s, to the extent the Corporation considers necessary.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute.

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Non-Call Period” means a period determined by the Board of Directors after consultation with the Broker-Dealers, during which the Series E Preferred Stock subject to such Special Dividend Period is not subject to redemption at the option of the Corporation but only to mandatory redemption.

“Notice of Redemption” means any notice with respect to the redemption of Series E Preferred Stock pursuant to paragraph 3 of Article I of these Articles Supplementary.

“Other Rating Agency” means any rating agency other than Moody’s or S&P then providing a rating for the Series E Preferred Stock at the request of the Corporation.

“Other Rating Agency Eligible Assets” means assets of the Corporation designated by any Other Rating Agency as eligible for inclusion in calculating the discounted value of the Corporation’s assets in connection with such Other Rating Agency’s rating of the Series E Preferred Stock.

“Outstanding” means, as of any date, shares of Preferred Stock theretofore issued by the Corporation except:

(a) any such share of Preferred Stock theretofore cancelled by the Corporation or delivered to the Corporation for cancellation;

(b) any such share of Preferred Stock other than an auction rate Preferred Stock as to which a notice of redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Corporation in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to the Articles Supplementary with respect thereto;

(c) in the case of shares of an auction rate Preferred Stock, including the Series E Preferred Stock, any such shares theretofore delivered to the applicable auction agent for cancellation or with respect to which the Corporation has given notice of redemption and irrevocably deposited with the applicable paying agent sufficient funds to redeem such shares; and

(d) any such share in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, (i) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any Preferred Stock as to which any subsidiary of the Corporation is the holder or Existing Holder, as applicable, will be disregarded and deemed not Outstanding and (ii) in connection with any auction, any auction rate Preferred Stock as to which any Person known to the auction agent to be a subsidiary of the Corporation is the holder or Existing Holder, as applicable, will be disregarded and not deemed Outstanding.

“Paying Agent” means The Bank of New York unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to serve as paying agent, which paying agent may be the same as the Auction Agent and, with respect to any other class or series of Preferred Stock, the Person appointed by the Corporation as dividend-disbursing or paying agent with respect to such class or series.

“Person” means and includes an individual, a partnership, the Corporation, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Stock” means the preferred stock, par value $.001 per share, of the Corporation, and includes the shares of Series E Preferred Stock.

“Preferred Stocks” means, with respect to S&P Ratings Factors, the preferred stock of issuers whose common stock satisfies subsections (b)(i)-(iv) of the definition of S&P Eligible Assets.

“Premium Call Period” means a period consisting of a number of whole years as determined by the Board of Directors after consultation with the Broker-Dealers, during each year of which the shares subject to such Special Dividend Period will be redeemable at the Corporation’s option at a price per share equal to the Liquidation Preference plus accumulated but unpaid dividends (whether or not earned or declared) plus a premium expressed as a percentage or percentages of the
Liquidation Preference or expressed as a formula using specified variables as determined by the Board of Directors after consultation with the Broker-Dealers.

“Pricing Service” means any of the following: Bloomberg Financial Service, Bridge Information Services, Data Resources Inc., FT Interactive, International Securities Market Association, Merrill Lynch

Securities Pricing Service, Muller Data Corp., Reuters, S&P/J.J. Kenny, Telerate, Trepp Pricing and Wood Gundy.

“Public Equity Large-Cap” means any equity issuer with a market capitalization in excess of $10 billion.

“Public Equity Mid-Cap” means any equity issuer with a market capitalization in excess of $1 billion but less than or equal to $10 billion.

“Public Equity Small-Cap” means any equity issuer with a market capitalization of less than or equal to $1 billion.

“Quarterly Valuation Date” means the last Business Day of each March, June, September and December of each year.

“Rating Agency” means Moody’s and S&P as long as such rating agency is then rating the Series E Preferred Stock at the Corporation’s request or any other rating agency then rating the Series E Preferred Stock at the Corporation’s request.

“Redemption Date” has the meaning set forth in paragraph 3(e) of Article I of these Articles Supplementary.

“Redemption Default” has the meaning set forth in paragraph 3(e) of Article I of these Articles Supplementary.

“Redemption Price” shall mean (a) with respect to a Dividend Period that is not a Premium Call Period, the Liquidation Preference plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the Redemption Date, or, (b) with respect to a Dividend Period that is a Premium Call Period, the Liquidation Preference plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the Redemption Date plus a redemption premium, if any, determined by the Board of Directors after consultation with the Broker-Dealers and set forth in the notice describing any applicable Specific Redemption Provisions. For the purposes of these Articles Supplementary, “Redemption Price” shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Reference Rate” means, with respect to the determination of the Default Rate, the applicable “AA” Financial Composite Commercial Paper Rate for a Dividend Period of 184 days or fewer or the applicable Treasury Index Rate for a Dividend Period of longer than 184 days and, with respect to the determination of the Maximum Rate, the “AA” Financial Composite Commercial Paper Rate or the Treasury Index Rate, as appropriate.

“Registrar” means The Bank of New York, unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to serve as registrar.

“S&P” means Standard & Poor’s Ratings Services, or its successors at law.

“S&P Rating Factor” means, with respect to a S&P Eligible Asset specified below, the following applicable number:

Asset Class Obligor	Advance	Overcollateralization
(Collateral)	Rates (1)	Factors (1)

Public Equity Small-Cap	46.0%	217.4%
Public Equity Mid-Cap	53.6%	186.6%
Public Equity Large-Cap	59.7%	167.6%
Cash and Other Deposit Securities with Maturities of 30 days or less	100%	100%

(1)	For an S&P rating of AAA.

“S&P Eligible Assets” means:

(a) Deposit Assets; and

(b) common stocks that satisfy all of the following conditions:

(i) such common stock (including the common stock of any predecessor or constituent issuer) has been traded on a recognized national securities exchange or quoted on the National Market System (or any equivalent or successor thereto) of Nasdaq for at least 450 days,

(ii) the Market Capitalization of such issuer of common stock exceeds $100 million,

(iii) the issuer of such common stock is not an entity that is treated as a partnership for federal income tax purposes,

(iv) if such issuer is organized under the laws of any jurisdiction other than the United States, any state thereof, any possession or territory thereof or the District of Columbia, the common stock of such issuer held by the Corporation is traded on a recognized national securities exchange or quoted on the National Market System of Nasdaq either directly or in the form of depository receipts, and

(v) if such issuer is registered as an investment company under the 1940 Act, such issuer does not invest more than 25% of the value of its gross assets in securities that are not S&P Eligible Assets by reason of clause (iv) above;

provided, however, that the Corporation’s holdings of the common stock of any single issuer that satisfies the conditions set forth in clauses (i) through (v) above shall be included in S&P Eligible Assets only to the extent that:

(1) such holdings may be sold publicly by the Corporation at any time without registration,

(2) to the extent remaining eligible after the operation of item (1) above, such holdings do not exceed a number of shares representing the average weekly trading volume of such common stock during the preceding 30 day period,

(3) to the extent remaining eligible after the operation of items (1) and (2) above, the aggregate Market Value of such holdings, when added to the aggregate Market Value of the Corporation’s holdings of all other similarly eligible shares of common stock of issuers in the same Industry Classification, does not exceed 10% of the aggregate Market Value of the Corporation’s S&P Eligible Assets, and

(4) to the extent remaining eligible after the operation of items (1) through (3) above, the aggregate Market Value of the Corporation’s holdings of each of the three largest issuers is not in excess of 5% of the aggregate Market Value of the Corporation’s S&P Eligible Assets, and of the remaining issuers, is not in excess of 2% of the aggregate Market Value of the Corporation’s S&P Eligible Assets.

(c) Preferred Stocks, on such basis as S&P may determine in response to a request from the Corporation.

Notwithstanding the foregoing, an asset will not be considered an S&P Eligible Asset if it is held in a margin account, is subject to any material lien, mortgage, pledge, security interest or security agreement of any kind or has been deposited irrevocably for the payment of dividends, redemption payments or any other payment or obligation under the Corporation’s Articles Supplementary.

“S&P Hedging Transactions” has the meaning set forth in paragraph 11(b)(i) of Article I of these Articles Supplementary.

“Securities Depository” means The Depository Trust Company and its successors and assigns or any successor securities depository selected by the Corporation that agrees to follow the procedures required to be followed by such securities depository in connection with the Series E Preferred Stock.

“Series E Asset Coverage Cure Date” means, with respect to the failure by the Corporation to maintain Asset Coverage (as required by paragraph 9(a)(i)(A) of Article I of these Articles Supplementary) as of an applicable Quarterly Valuation Date, 10 Business Days following such Quarterly Valuation Date, and shall, for the purposes of these Articles Supplementary, have a correlative meaning with respect to any other class or series of Preferred Stock.

“Series E Preferred Stock” means shares of the Corporation’s Series E Auction Rate Preferred Stock, par value $.001 per share, liquidation preference $25,000 per share.

“Short-Term Money Market Instrument” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 180 days:

(a) commercial paper rated A-1 if such commercial paper matures in 30 days, or A-1+ if such commercial paper matures in over 30 days;

(b) AAAm rated money market funds;

(c) demand or time deposits in, and banker’s acceptances and certificates of deposit of (i) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia (ii) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia), or (iii) A-1+ rated institutions;

(d) overnight funds; and

(e) U.S. Government Obligations.

“Special Dividend Period” means a Dividend Period that is not a Standard Dividend Period.

“Specific Redemption Provisions” means, with respect to any Special Dividend Period of more than one year, either, or any combination of (i) a Non-Call Period and (ii) a Premium Call Period.

“Standard Dividend Period” means a Dividend Period of seven days, subject to increase or decrease to the extent necessary for the next Auction Date and Dividend Payment Date to each be Business Days.

“Submission Deadline” means 1:30 p.m., New York City time, on any Auction Date or such other time on any Auction Date by which Broker-Dealers are required to submit Orders to the Auction Agent as specified by the Auction Agent from time to time.

“Transfer Agent” means The Bank of New York, unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to serve as transfer agent.

“Treasury Index Rate” means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities having the same number of 30-day periods to maturity as the length of the applicable Dividend Period, determined, to the extent necessary, by linear interpolation based upon the yield for such securities having the next shorter and next longer number of 30-day periods to maturity treating all Dividend Periods with a length greater than the longest maturity for such securities as having a length equal to such longest maturity, in all cases based upon data set forth in the most recent weekly statistical release published by the Board of Governors of the Federal Reserve System (currently in H.15 (519)); provided, however, if the most recent such statistical release shall not have been published during the 15 days preceding the date of computation, the foregoing computations shall be based upon the average of comparable data as quoted to the Corporation by at least three recognized dealers in U.S. Government Obligations selected by the Corporation.

“U.S. Government Obligations” means direct obligations of the United States or by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“Valuation Date” means the last Business Day of each week, or such other date as the Corporation and Rating Agencies may agree to for purposes of determining the Basic Maintenance Amount.

“Voting Period” has the meaning set forth in paragraph 6(b) of Article I of these Articles Supplementary.

14. Interpretation. References to sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs that do not reference a specific Article of these Articles Supplementary or another document shall refer to the Article of these Articles Supplementary in which the reference occurs, unless the context otherwise requires.

Article II:

Auction Procedures

1. Certain Definitions. Unless the context or use indicates another or different meaning or intent, each of the following terms when used in these Articles Supplementary shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:

“Agent Member” means a member of or participant in the Securities Depository that will act on behalf of a Bidder.

“Available Preferred Shares” has the meaning set forth in paragraph 4(a)(i) of Article II of these Articles Supplementary.

“Existing Holder” means (a) a Person who beneficially owns those shares of Preferred Stock, including Series E Preferred Stock, listed in that Person’s name in the records of the Corporation or Auction Agent, as the case may be, or (b) the beneficial owner of those shares of Series E Preferred Stock which are listed under such person’s Broker-Dealer’s name in the records of the Auction Agent, which Broker-Dealer shall have signed a Master Purchaser’s Letter.

“Hold Order” has the meaning set forth in paragraph 2(a) of Article II of these Articles Supplementary.

“Master Purchaser’s Letter” means the letter which is required to be executed by each prospective purchaser of Series E Preferred Stock or by the Broker-Dealer through whom the shares will be held.

“Order” has the meaning set forth in paragraph 2(a) of Article II of these Articles Supplementary.

“Potential Holder” means (a) any Existing Holder who may be interested in acquiring additional Series E Preferred Stock or (b) any other Person who may be interested in acquiring Series E Preferred Stock and who has signed a Master Purchaser’s Letter or whose shares will be listed under such person’s Broker-Dealer’s name on the records of the Auction Agent which Broker-Dealer shall have executed a Master Purchaser’s Letter.

“Sell Order” has the meaning set forth in paragraph 2(a) of Article II of these Articles Supplementary.

“Submitted Bid” has the meaning set forth in paragraph 4(a) of Article II of these Articles Supplementary.

“Submitted Hold Order” has the meaning set forth in paragraph 4(a) of Article II of these Articles Supplementary.

“Submitted Order” has the meaning set forth in paragraph 4(a) of Article II of these Articles Supplementary.

“Submitted Sell Order” has the meaning set forth in paragraph 4(a) of Article II of these Articles Supplementary.

“Sufficient Clearing Bids” has the meaning set forth in paragraph 4(a)(ii) of Article II of these Articles Supplementary.

“Sufficient Clearing Orders” means that all shares of Series E Preferred Stock are the subject of Submitted Hold Orders or that the number of shares of Series E Preferred Stock that are the subject of Submitted Bids by Potential Holders specifying one or more rates equal to or less than the Maximum Rate exceeds or equals the sum of (a) the number of shares of Series E Preferred Stock that are subject of Submitted Bids by Existing Holders specifying one or more rates higher than the Maximum Rate and (b) the number of shares of Series E Preferred Stock that are subject to Submitted Sell Orders.

“Winning Bid Rate” means the lowest rate specified in the Submitted Bids which if:

(a) (i) each such Submitted Bid of Existing Holders specifying such lowest rate and

    (ii) all other such Submitted Bids of Existing Holders specifying lower rates were rejected, thus entitling such Existing Holders to continue to hold the shares of such series that are subject to such Submitted Bids; and

(b) (i) each such Submitted Bid of Potential Holders specifying such lowest rate and

    (ii) all other such Submitted Bids of Potential Holders specifying lower rates were accepted;

would result in such Existing Holders described in subclause (a) above continuing to hold an aggregate number of Outstanding shares of Series E Preferred Stock which, when added to the number of Outstanding shares of Series E Preferred Stock to be purchased by such Potential Holders described in subclause (b) above, would equal not less than the Available Preferred Shares.

2. Orders.

(a) On or prior to the Submission Deadline on each Auction Date for Series E Preferred Stock:

(i) each Beneficial Owner of Series E Preferred Stock may submit to its Broker-Dealer by telephone or otherwise information as to:

(A) the number of Outstanding shares of Series E Preferred Stock, if any, held by such Beneficial Owner which such Beneficial Owner desires to continue to hold without regard to the Applicable Rate for the next succeeding Dividend Period;

(B) the number of Outstanding shares of Series E Preferred Stock, if any, held by such Beneficial Owner which such Beneficial Owner offers to sell if the Applicable Rate for the next succeeding Dividend Period shall be less than the rate per annum specified by such Beneficial Owner; and/or

(C) the number of Outstanding shares of Series E Preferred Stock, if any, held by such Beneficial Owner which such Beneficial Owner offers to sell without regard to the Applicable Rate for the next succeeding Dividend Period; and

(ii) each Broker-Dealer, using lists of potential Beneficial Owners, shall in good faith for the purpose of conducting a competitive Auction in a commercially reasonable manner, contact potential Beneficial Owners (by telephone or otherwise), including Persons that are not Beneficial Owners, on such lists to determine the number of shares of Series E Preferred Stock, if any, that each such potential Beneficial Owner offers to purchase if the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such potential Beneficial Owner.

For the purposes hereof, the communication by a Beneficial Owner or potential Beneficial Owner to a Broker-Dealer, or by a Broker-Dealer to the Auction Agent, of information referred to in clauses (a)(i) or (a)(ii) of this paragraph (2) is hereinafter referred to as an “Order” and collectively as “Orders” and each Beneficial Owner and each potential Beneficial Owner placing an Order with a Broker-Dealer, and such Broker-Dealer placing an Order with the Auction Agent, is hereinafter referred to as a “Bidder” and collectively as “Bidders;” an Order containing the information referred to in clause (a)(i)(A) of this paragraph (2) is hereinafter referred to as a “Hold Order” and collectively as ”Hold Orders;” an Order containing the information referred to in clauses (a)(i)(B) or (a)(ii) of this paragraph (2) is hereinafter referred to as a “Bid” and collectively as “Bids;” and an Order containing the information referred to in clause (a)(i)(C) of this paragraph (2) is hereinafter referred to as a “Sell Order” and collectively as “Sell Orders.”

(iii) A Bid by a Beneficial Owner or an Existing Holder of Series E Preferred Stock subject to an Auction on any Auction Date shall constitute an irrevocable offer to sell if:

(A) the number of Outstanding shares of Series E Preferred Stock specified in such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate specified therein;

(B) such number or a lesser number of Outstanding shares of Series E Preferred Stock to be determined as set forth in paragraph 5(a)(iv) if the Applicable Rate for Series E Preferred Stock determined on such Auction Date shall be equal to the rate specified therein; or

(C) the number of Outstanding shares of Series E Preferred Stock specified in such Bid if the rate specified therein shall be higher than the Maximum Rate, or such number or a lesser number of Outstanding shares of Series E Preferred Stock to be determined as set forth in paragraph 5(b)(iii) if the rate specified therein shall be higher than the Maximum Rate and Sufficient Clearing Bids do not exist.

(iv) A Sell Order by a Beneficial Owner or an Existing Holder of Series E Preferred Stock subject to an Auction on any Auction Date shall constitute an irrevocable offer to sell:

(A) the number of Outstanding shares of Series E Preferred Stock specified in such Sell Order; or

(B) such number or a lesser number of Outstanding shares of Series E Preferred Stock as set forth in paragraph 5(b)(iii) if Sufficient Clearing Bids do not exist; provided, however, that a Broker-Dealer that is an Existing Holder with respect to Series E Preferred Stock shall not be liable to any Person for failing to sell such shares pursuant to a Sell Order described in the proviso to paragraph 3(c) if (1) such shares were transferred by the Beneficial Owner thereof without compliance by such Beneficial Owner or its transferee Broker-Dealer (or other transferee Person, if permitted by the Corporation) with the provisions of paragraph 6 or (2) such Broker-Dealer has informed the Auction Agent pursuant to the terms of its Broker-Dealer Agreement that, according to such Broker-Dealer’s records, such Broker-Dealer believes it is not the Existing Holder of such shares.

(v) A Bid by a Potential Holder of Series E Preferred Stock subject to an Auction on any Auction Date shall constitute an irrevocable offer to purchase if:

(A) the number of Outstanding shares of Series E Preferred Stock specified in such Bid if the Applicable Rate determined on such Auction Date shall be higher than the rate specified therein; or

(B) such number or a lesser number of Outstanding shares of Series E Preferred Stock as set forth in paragraph 5(a)(v) if the Applicable Rate determined on such Auction Date shall be equal to the rate specified therein.

(b) No Order for any number of shares of Series E Preferred Stock other than whole shares shall be valid.

3. Submission of Orders by Broker-Dealers to Auction Agent.

(a) Each Broker-Dealer shall submit in writing to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders for Series E Preferred Stock subject to an Auction on such Auction Date obtained by such Broker-Dealer, designating itself (unless otherwise permitted by the Corporation) as an Existing Holder in respect of shares subject to Orders submitted or deemed submitted to it by Beneficial Owners and as a Potential Holder in respect of shares subject to Orders submitted to it by potential Beneficial Owners, and shall specify with respect to each Order for such shares:

(i) the name of the Bidder placing such Order (which shall be the Broker-Dealer unless otherwise permitted by the Corporation);

(ii) the aggregate number of shares of Series E Preferred Stock that are the subject of such Order;

(iii) to the extent that such Bidder is an Existing Holder of Series E Preferred Stock:

(A) the number of shares of Series E Preferred Stock, if any, subject to any Hold Order of such Existing Holder;

(B) the number of shares of Series E Preferred Stock, if any, subject to any Bid of such Existing Holder and the rate specified in such Bid; and

(C) the number of shares of Series E Preferred Stock, if any, subject to any Sell Order of such Existing Holder; and

(iv) to the extent such Bidder is a Potential Holder of Series E Preferred Stock, the rate and number of shares of Series E Preferred Stock specified in such Potential Holder’s Bid.

(b) If any rate specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one thousandth (.001) of 1%.

(c) If an Order or Orders covering all of the Outstanding shares of Series E Preferred Stock held by any Existing Holder is not submitted to the Auction Agent prior to the Submission Deadline, the Auction Agent shall deem a Hold Order to have been submitted by or on behalf of such Existing Holder covering the number of Outstanding shares of Series E Preferred Stock held by such Existing Holder and not subject to Orders submitted to the Auction Agent; provided, however, that if an Order or Orders covering all of the Outstanding Series E Preferred Stock held by any Existing Holder is not submitted to the Auction Agent prior to the Submission Deadline for an Auction relating to a Special Dividend Period consisting of more than 28 calendar days, the Auction Agent shall deem a Sell Order to have been submitted by or on behalf of such Existing Holder covering the number of Outstanding shares of Series E Preferred Stock held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

(d) If one or more Orders of an Existing Holder is submitted to the Auction Agent covering in the aggregate more than the number of Outstanding shares of Series E Preferred Stock subject to an Auction held by such Existing Holder, such Orders shall be considered valid in the following order of priority:

(i) all Hold Orders shall be considered valid, but only up to and including in the aggregate the number of Outstanding shares of Series E Preferred Stock held by such Existing Holder, and if the number of shares subject to such Hold Orders exceeds the number of Outstanding shares of Series E Preferred Stock held by such Existing Holder, the number of shares subject to each such Hold Order shall be reduced pro rata to cover the number of Outstanding shares of Series E Preferred Stock held by such Existing Holder;

(A) any Bid for Series E Preferred Stock shall be considered valid up to and including the excess of the number of Outstanding shares of Series E Preferred Stock held by such Existing Holder over the number of shares of Series E Preferred Stock subject to any Hold Orders referred to in clause (d)(i) above;

(B) subject to subclause (d)(ii)(A), if more than one Bid of an Existing Holder for Series E Preferred Stock is submitted to the Auction Agent with the same rate and the number of Outstanding shares of Series E Preferred Stock subject to such Bids is greater than such excess, such Bids shall be considered valid up to and including the amount of such excess, and the number of shares of Series E Preferred Stock subject to each Bid with the same rate shall be reduced pro rata to cover the number of shares equal to such excess;

(C) subject to subclauses (d)(ii)(A) and (B), if more than one Bid of an Existing Holder for Series E Preferred Stock is submitted to the Auction Agent with different rates, such Bids shall be considered valid in the ascending order of their respective rates up to and including the amount of such excess; and

(D) in any such event, the number, if any, of such Outstanding shares of Series E Preferred Stock subject to any portion of Bids considered not valid in whole or in part under this paragraph 3(d)(ii) shall be treated as the subject of a Bid by or on behalf of a Potential Holder at the rate specified therein; and

(ii) all Sell Orders for Series E Preferred Stock shall be considered valid up to and including the excess of the number of Outstanding shares of Series E Preferred Stock held by such Existing Holder over the sum of Outstanding shares of Series E Preferred Stock subject to valid Hold Orders referred to in paragraph 3(d)(i) above and valid Bids referred to in paragraph 3(d)(ii) above.

(e) If more than one Bid for Series E Preferred Stock is submitted to the Auction Agent by or on behalf of any Potential Holder, each such Bid submitted shall be a separate Bid with the rate and number of shares therein specified.

(f) Any Order submitted by a Beneficial Owner or a potential Beneficial Owner to its Broker-Dealer, or by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date, shall be irrevocable.

4. Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate.

(a) Not earlier than the Submission Deadline on each Auction Date for Series E Preferred Stock, the Auction Agent shall assemble all valid Orders submitted or deemed submitted to it by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a “Submitted Hold Order,” a “Submitted Bid” or a “Submitted Sell Order,” as the case may be, or as a “Submitted Order” and collectively as “Submitted Hold Orders,” “Submitted Bids” or “Submitted Sell Orders,” as the case may be, or as ”Submitted Orders”) and shall determine:

(i) the excess of the number of Outstanding shares of Series E Preferred Stock over the number of Outstanding shares of Series E Preferred Stock subject to Submitted Hold Orders (such excess being hereinafter referred to as the “Available Preferred Shares”);

(ii) from the Submitted Orders for Series E Preferred Stock whether:

(A) the number of Outstanding shares of Series E Preferred Stock subject to Submitted Bids of Potential Holders specifying one or more rates equal to or lower than the Maximum Rate exceeds or is equal to the sum of

(B) the number of Outstanding shares of Series E Preferred Stock subject to Submitted Bids of Existing Holders specifying one or more rates higher than the Maximum Rate; and

(C) the number of Outstanding shares of Series E Preferred Stock subject to Submitted Sell Orders (in the event such excess or such equality exists (other than because the number of shares of Series E Preferred Stock in clauses (a)(ii)(A) and (B) above is zero because all of the Outstanding shares of Series E Preferred Stock are subject to Submitted Hold Orders), such Submitted Bids in clause (a)(ii)(A) above being hereinafter referred to collectively as “Sufficient Clearing Bids”); and

(iii) if Sufficient Clearing Bids exist, the Winning Bid Rate.

(b) Not later than 9:30 A.M., New York City time, on each Auction Date, the Auction Agent shall advise the Corporation of the Maximum Rate for the Series E Preferred Stock for which an Auction is being held on the Auction Date and, based on such determination, promptly after the Auction Agent has made the determinations pursuant to paragraph 4(a), the Auction Agent shall advise the Corporation of the Applicable Rate for the next succeeding Dividend Period thereof as follows:

(i) if Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding Dividend Period thereof shall be equal to the Winning Bid Rate so determined;

(ii) if Sufficient Clearing Bids do not exist (other than because all of the Outstanding shares of such series are subject to Submitted Hold Orders), that the Applicable Rate for the next succeeding Dividend Period thereof shall be equal to the Maximum Rate; or

(iii) if all of the Outstanding shares of Series E Preferred Stock are subject to Submitted Hold Orders, that the Applicable Rate for the next succeeding Dividend Period thereof shall be the All Hold Rate.

5. Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation.

Existing Holders shall continue to hold the shares of Series E Preferred Stock that are subject to Submitted Hold Orders, and, based on the determinations made pursuant to paragraph 4(a), the Submitted Bids and Submitted Sell Orders shall be accepted or rejected by the Auction Agent and the Auction Agent shall take such other action as set forth below:

(a) If Sufficient Clearing Bids for shares of Series E Preferred Stock have been made, all Submitted Sell Orders shall be accepted and, subject to the provisions of paragraphs 5(d) and 5(e), Submitted Bids shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

(i) Existing Holders’ Submitted Bids for Series E Preferred Stock specifying any rate that is higher than the Winning Bid Rate shall be accepted, thus requiring each such Existing Holder to sell the Series E Preferred Stock subject to such Submitted Bids;

(ii) Existing Holders’ Submitted Bids for shares Series E Preferred Stock specifying any rate that is lower than the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Series E Preferred Stock subject to such Submitted Bids;

(iii) Potential Holders’ Submitted Bids for shares of Series E Preferred Stock specifying any rate that is lower than the Winning Bid Rate shall be accepted;

(iv) each Existing Holder’s Submitted Bid for shares of Series E Preferred Stock specifying a rate that is equal to the Winning Bid Rate shall be rejected, thus entitling such Existing Holder to continue to hold the Series E Preferred Stock subject to such Submitted Bid, unless the number of Outstanding shares of Series E Preferred Stock subject to all such Submitted Bids shall be greater than the number of shares of Series E Preferred Stock (“remaining shares”) in the excess of the Available Preferred Shares over the number of shares of Series E Preferred Stock subject to Submitted Bids described in paragraphs 5(a)(ii) and 5(a)(iii), in which event such Submitted Bid of such Existing Holder shall be rejected in part, and such Existing Holder shall be entitled to continue to hold Series E Preferred Stock subject to such Submitted Bid, but only in an amount equal to the shares of Series E Preferred Stock obtained by multiplying the number of remaining shares by a fraction, the numerator of which shall be the number of Outstanding shares of Series E Preferred Stock held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the aggregate number of Outstanding shares of Series E Preferred Stock subject to such Submitted Bids made by all such Existing Holders that specified a rate equal to the Winning Bid Rate; and

(v) each Potential Holder’s Submitted Bid for Series E Preferred Stock specifying a rate that is equal to the Winning Bid Rate shall be accepted but only in an amount equal to the number of shares obtained by multiplying the number of shares of Series E Preferred Stock in the excess of the Available Preferred Shares over the number of shares of Series E Preferred Stock subject to Submitted Bids described in paragraph 5(a)(ii) through (iv) by a fraction, the numerator of which shall be the number of Outstanding shares of Series E Preferred Stock subject to such Submitted Bid and the denominator of which shall be the aggregate number of Outstanding shares of Series E Preferred Stock subject to such Submitted Bids made by all such Potential Holders that specified a rate equal to the Winning Bid Rate.

(b) If Sufficient Clearing Bids for Series E Preferred Stock have not been made (other than because all of the Outstanding shares are subject to Submitted Hold Orders), subject to the provisions of paragraph 5(d), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids for Series E Preferred Stock shall be rejected:

(i) Existing Holders’ Submitted Bids for Series E Preferred Stock specifying any rate that is equal to or lower than the Maximum Rate shall be rejected, thus entitling such Existing Holders to continue to hold the Series E Preferred Stock subject to such Submitted Bids;

(ii) Potential Holders’ Submitted Bids for Series E Preferred Stock specifying any rate that is equal to or lower than the Maximum Rate shall be accepted; and

(iii) Each Existing Holder’s Submitted Bid for Series E Preferred Stock specifying any rate that is higher than the Maximum Rate and the Submitted Sell Orders of each Existing Holder shall be accepted, thus entitling each Existing Holder that submitted or on whose behalf was submitted any such Submitted Bid or Submitted Sell Order to sell Series E Preferred Stock subject to such Submitted Bid or Submitted Sell Order, but in both cases only in an amount equal to the number of shares of Series E Preferred Stock obtained by multiplying the number of shares of Series E Preferred Stock subject to Submitted Bids described in paragraph 5(b)(ii) by a fraction, the numerator of which shall be the number of Outstanding shares of Series E Preferred Stock held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the aggregate number of Outstanding shares of Series E Preferred Stock subject to all such Submitted Bids and Submitted Sell Orders.

(c) If all of the Outstanding shares of Series E Preferred Stock are subject to Submitted Hold Orders, all Submitted Bids for such shares shall be rejected.

(d) If, as a result of the procedures described in paragraph 5(a)(iv) or (v) or paragraph 5(b)(iii), any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of Series E Preferred Stock on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, round up or down the number of shares of Series E Preferred Stock to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date as a result of such procedures so that the number of shares so purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be whole shares.

(e) If, as a result of the procedures described in paragraph 5(a)(v) any Potential Holder would be entitled or required to purchase less than a whole share of Series E Preferred Stock on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, allocate Series E Preferred Shares for purchase among Potential Holders so that only whole shares are purchased on such Auction Date as a result of such procedures by any Potential Holder, even if such allocation results in one or more Potential Holders not purchasing Series E Preferred Stock on such Auction Date.

(f) Based on the results of each Auction for Series E Preferred Stock, the Auction Agent shall determine the aggregate number of such shares to be purchased and the aggregate number of such shares to be sold by Potential Holders and Existing Holders and, with respect to each Potential Holder and Existing Holder, to the extent that such aggregate number of shares to be purchased and such aggregate number of shares to be sold differ, determine to which other Potential Holder(s) or Existing Holder(s) they shall deliver, or from which other Potential Holder(s) or Existing Holder(s) they shall receive, as the case may be, Series E Preferred Stock. Notwithstanding any provision of the Auction Procedures to the contrary, in the event an Existing Holder or Beneficial Owner of Series E Preferred Stock with respect to whom a Broker-Dealer submitted a Bid to the Auction Agent for such shares that was accepted in whole or in part, or submitted or is deemed to have submitted a Sell Order for such shares that was accepted in whole or in part, fails to instruct its Agent Member to deliver such shares against payment therefor, partial deliveries of shares of Series E Preferred Stock that have been made in respect of Potential Holders’ or Potential Beneficial Owners’ Submitted Bids for Series E Preferred Stock that have been accepted in whole or in part shall constitute good delivery to such Potential Holders and Potential Beneficial Owners.

(g) Neither the Corporation nor the Auction Agent nor any affiliate of either shall have any responsibility or liability with respect to the failure of an Existing Holder, a Potential Holder, a Beneficial Owner, a Potential Beneficial Owner or its respective Agent Member to deliver shares of Series E Preferred Stock or to pay for Series E Preferred Stock sold or purchased pursuant to the Auction Procedures or otherwise.

6. Transfer of Series E Preferred Stock.

Unless otherwise permitted by the Corporation, a Beneficial Owner or an Existing Holder may sell, transfer or otherwise dispose of Series E Preferred Stock only in whole shares and only pursuant to a Bid or Sell Order placed with the Auction Agent in accordance with the procedures described in this Article II or to a Broker-Dealer; provided, however, that (a) a sale, transfer or other disposition of Series E Preferred Stock from a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer as the Holder of such shares to that Broker-Dealer or another customer of that Broker-Dealer shall not be deemed to be a sale, transfer or other disposition for purposes of this paragraph 6 if such Broker-Dealer remains the Existing Holder of the shares so sold, transferred or disposed of immediately after such sale, transfer or disposition and (b) in the case of all transfers other than pursuant to Auctions, the Broker-Dealer (or other Person, if permitted by the Corporation) to whom such transfer is made shall advise the Auction Agent of such transfer.

ARTICLE III

ABILITY OF BOARD OF DIRECTORS TO MODIFY THE ARTICLES
SUPPLEMENTARY

The calculation of Adjusted Value, Basic Maintenance Amount and the elements of each of them and the definitions of such terms and elements may be modified by action of the Board of Directors without further action by the stockholders if the Board of Directors determines that such modification is necessary to prevent a reduction in rating of the shares of Preferred Stock by the Rating Agencies rating such shares at the request of the Corporation or is in the best interests of the holders of Common Stock and is not adverse to the Holders of Preferred Stock in view of advice to the Corporation by the relevant Rating Agencies that such modification would not adversely affect the then-current rating of the Series E Preferred Stock. To the extent the Corporation is unable to obtain an opinion of counsel to the effect that operation of the foregoing sentence is enforceable in the circumstances then obtaining, the calculation of Adjusted Value, Basic Maintenance Amount and the elements of each of them and the definitions of such terms and the elements thereof shall be adjusted from time to time without further action by the Board of Directors and the stockholders only to reflect changes made thereto independently by a Rating Agency then rating Preferred Stock at the request of the Corporation if such Rating Agency has advised the Corporation in writing separately (a) of such adjustments and (b) that the revised calculation definition would not cause such Rating Agency to reduce or withdraw its then-current rating of the shares of Preferred Stock or any other Rating Agency then rating Preferred Stock at the request of the Corporation to reduce or withdraw its then-current rating. The adjustments contemplated by the preceding sentence shall be made effective upon the time the Corporation receives the notice from such Rating Agency to the effect specified in clause (b) of the preceding sentence.

Any such modification may be rescinded or further modified by action of the Board of Directors and stockholders.

In addition, subject to compliance with applicable law, the Board of Directors may amend the definition of Maximum Rate to increase the applicable percentage by which the Reference Rate is multiplied to determine the Maximum Rate shown therein without the vote or consent of the Holders of shares of Preferred Stock, including the Series E Preferred Stock, or any other stockholder of the Corporation, after consultation with the Broker-Dealers, and with confirmation from each Rating Agency that immediately following any such increase the Corporation would meet the Basic Maintenance Test.

Notwithstanding the provisions of the preceding paragraph, to the extent permitted by law, the Board of Directors, without the vote of the Holders of the Series E Preferred Stock or any other capital stock of the Corporation, may amend the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not materially adversely affect any of the contract rights of holders of shares of the Series E Preferred Stock or any other capital stock of the Corporation or adversely affect the then current rating on the Series E Preferred Stock by any Rating Agency.

IN WITNESS WHEREOF, The Gabelli Equity Trust Inc. has caused these presents to be signed in its name and on its behalf by a duly authorized officer, and its corporate seal to be hereunto affixed and attested by its Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation, and state that to the best of their knowledge, information and belief under penalty of perjury the matters and facts herein set forth with respect to approval are true in all material respects, all on October 3, 2003.

By:	/s/ Gus A. Coutsorous
Name: Gus A. Coutsorous
Title: Vice President and Treasurer
Attest:
/s/  James E. McKee
Name: James E. McKee
Title: Secretary